Exhibit 2.1.2
Certain information in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
LICENSE AGREEMENT
By and Between
Maxygen, Inc.
and
Bayer HealthCare LLC
Dated July 1, 2008

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LICENSE AGREEMENT
     This License Agreement (this “Agreement”) is made and entered into on this 1st day of July 2008, by and between Maxygen, Inc. (“Maxygen”), a Delaware corporation having its principal place of business at Redwood City, California, and Bayer HealthCare LLC (“Bayer”), a Delaware limited liability company having its principal place of business at 555 White Plains Road, Tarrytown, New York 10591.
W I T N E S S E T H :
     Whereas, Maxygen and its Affiliates are the owners of certain right, title and interest in Enabling Technology, Software, RR Technology and CMVP Technology (each as defined herein), which may have potential usefulness in the research, development and/or manufacture of protein pharmaceutical products;
     Whereas, Bayer desires to obtain certain licenses with respect to the Enabling Technology, Software, RR Technology and CMVP Technology, and Maxygen and its Affiliates are willing to grant such licenses, all on the terms and conditions set forth herein;
     Whereas, concurrently with the execution of this License Agreement, Maxygen, Maxygen’s Affiliates Maxygen Holdings Ltd. (“Holdings”) and Maxygen ApS (“ApS”), and Bayer have executed the Technology Transfer Agreement;
     Now, therefore, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto stipulate and agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following capitalized terms shall have the following meanings, and singular forms, plural forms and derivative forms thereof shall be interpreted accordingly:
     1.1 “AAA” shall have the meaning set forth in Section 10.2.
     1.2 “Affiliate” shall mean, with respect to any Person, any other Person that, directly and/or indirectly, through one or more intermediaries controls, is controlled by, and/or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct and/or indirect, of the power to direct and/or cause the direction of the management and policies of a Person, whether through ownership of voting securities and/or general partnership and/or managing member interests, by contract and/or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly and/or indirectly, a majority of the ownership interests. With respect to Maxygen, in no event shall GlaxoSmithKline plc, Conus Partners, Inc. or Codexis, Inc. be deemed a direct and/or indirect Affiliate of Maxygen and/or Holdings. With respect to Bayer, “Affiliate” of Bayer shall mean (i) any Person that, directly and/or indirectly, through one or more intermediaries controls, is controlled by, and/or is under common control with, Bayer, and (ii) which is (w) a Subsidiary of Bayer, (x) Bayer Schering Pharma AG or its Subsidiary (y) Bayer HealthCare AG or its Subsidiary, or (z) any other Person that is a Subsidiary of Bayer AG and whose principal business is not crop sciences and/or materials sciences.
     1.3 “Applicable Law” shall mean any statute, law, regulation, ordinance, rule, judgment, court order, decree, permit, approval, concession, grant, franchise, license, agreement and/or requirement of any Governmental Authority having jurisdiction over the matter and/or matters in question.
     1.4 “Area of Interest” shall have the meaning set forth in Section 2.5.6(a).
     1.5 “Bayer” shall mean Bayer HealthCare LLC.
     1.6 “Bayer Exclusive Protein” shall mean any of the proteins listed on Schedule 1.6 as modified in Section 2.5.
     1.7 “Bayer Facility” shall mean a facility located at Berkeley, California and/or Richmond, California.
     1.8 “Bayer Field” shall mean developing, making, having made, using, importing, selling, and offering for sale the Resulting Products obtained from Shuffling of any Bayer Exclusive Protein during the Exclusivity Period for such Bayer Exclusive Protein, in each case, for one or more Permitted Uses.
     1.9 “Bayer Improvements” shall have the meaning set forth in Section 5.2.1.
     1.10 “Bayer Indemnified Parties” shall have the meaning set forth in Section 3.7.
     1.11 “Bayer Other Improvements” shall have the meaning set forth in Section 5.2.2.
     1.12 “Bayer Research Facility” shall mean the following facilities where Bayer may conduct Shuffling:
               (a) any facility of Bayer and/or its Affiliates;
               (b) the facility of [****];
               (c) for the period beginning on the Closing Date and ending on the [****] anniversary of the Closing Date, Bayer and/or its Affiliates may contract with [****] in addition to [****];
               (d) for the period beginning on the [****] anniversary of the Closing Date and ending on the date the last valid claim in the Patent Rights covering the Enabling

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Technology expires and/or is held unenforceable, unpatentable and/or invalid by a decision of a Governmental Authority of competent jurisdiction, there will be no restrictions on the number of Third Party facilities Bayer and/or its Affiliates can use;
     Provided, however, in each of the facilities allowed under Sections 1.12(b), (c) and (d), the facility must (1) be engaged in research for Bayer and/or its Affiliates, (2) conduct such research under a written contract containing confidentiality provisions no less restrictive than those in this Agreement, (3) conduct the research under Bayer’s and/or its Affiliates’ direction and control, (4) assign all intellectual property related to such research to Bayer and/or its Affiliates, and (5) not use the Enabling Technology outside the research contracted by Bayer and/or its Affiliates; further, provided, for any time period after the end of the time period specified in section 1.12(d), Bayer and/or its Affiliates shall be free to contract with any Third Party to perform Shuffling without any restriction. Bayer shall notify Maxygen in writing of the identity and location of each Bayer Research Facility under Sections 1.12(c) and/or (d) prior to the practice of the Enabling Technology at such Bayer Research Facility.
     1.13 “Business Day” shall mean a day that is not a Saturday, a Sunday and/or a national statutory and/or civic holiday in the United States and/or a statutory and/or civic holiday in the State of California.
     1.14 “Closing Date” shall have the same meaning as set forth in the Technology Transfer Agreement.
     1.15 “CMVP Know-How” shall mean Know-How related to CMV promoter variants that is reasonably necessary and/or useful for use of the CMVP Materials as research reagents.
     1.16 “CMVP Materials” shall mean the CMV promoter variants and related Materials listed on Schedule 1.16.
     1.17 “CMVP Patents” shall mean the Patent Rights listed on Schedule 1.17, and any other Patent Rights, if any, that (i) are Controlled by Maxygen and/or its Affiliates as of the Execution Date and (ii) claim the composition, and/or are directed to the manufacture and/or use of, CMV promoter variants made and/or used by Maxygen and/or its Affiliates prior to the Execution Date. CMVP Patents shall also include future patent applications and patents issuing thereon to the extent they have utility in the manufacture, use and/or sale of CMV promoter variants and claim priority to any Patent Rights within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Closing Date shall be included in the license hereunder). Notwithstanding the foregoing, the CMVP Patents do not include any patents licensed to Maxygen by [****].
     1.18 “CMVP Technology” shall mean the CMVP Patents, CMVP Materials and CMVP Know-How that are owned by Maxygen and/or its Affiliates and that exist as of the

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Date; provided, however, that CMVP Technology shall not include any Excluded Technology.
     1.19 “Confidential Information” shall mean any proprietary and/or non-public Know-How, Materials and/or other information, whether disclosed in tangible and/or intangible form, that is disclosed by one Party to the other hereunder. Confidential Information excludes any information that the receiving Party can demonstrate with competent evidence: (i) at the time of disclosure, is, and/or after disclosure becomes, generally known and/or available to the public other than as a consequence of receiving Party’s breach of this Agreement; (ii) was known and/or otherwise available to receiving Party without restriction prior to the disclosure by disclosing Party; (iii) was disclosed by a Third Party to receiving Party without restriction after the disclosure by disclosing Party if such Third Party’s disclosure neither violates any obligation of the Third Party to disclosing Party nor is a consequence of receiving Party’s breach of this Agreement; (iv) was developed by the receiving Party without use of and/or reference to the disclosing Party’s Confidential Information; and/or (v) the disclosing Party authorizes, in writing, for release without obligation of confidentiality. As between Bayer and Maxygen, all Know-How and Materials within the Licensed Technology shall be Confidential Information of Maxygen.
     1.20 “Control” and/or “Controlled” shall mean, with respect to Patent Rights, Know-How and/or Materials, ownership by and/or possession by Maxygen and/or its Affiliates of the ability to grant the licenses and/or sublicenses to Bayer as provided for herein, and/or to transfer Materials to Bayer as provided for herein, without (i) violating the terms of any agreement and/or other arrangement with any Third Party, and/or (ii) incurring a contractual payment obligation to a Third Party for the grant and/or practice of such license and/or sublicense, as the case may be.
     1.21 “Dispute” shall have the meaning set forth in Section 10.1.
     1.22 “Enabling Know-How” shall mean Know-How related to (a) methods of performing Shuffling (whether using tangible materials and/or in silico), and/or (b) generally applicable screening techniques, methodologies and/or processes for identifying genetic variants of interest, in each case that is reasonably necessary and/or useful for using the Enabling Patents and Enabling Materials in and for the Permitted Uses.
     1.23 “Enabling Materials” shall mean the Materials listed on Schedule 1.23.
     1.24 “Enabling Patents” shall mean the Patent Rights listed on Schedule 1.24, and all other Patent Rights that (i) are Controlled by Maxygen and/or its Affiliates as of the Execution Date and (ii) claim (a) methods of performing Shuffling (whether using tangible materials and/or in silico), and/or (b) generally applicable screening techniques, methodologies and/or processes for identifying genetic variants of interest, and/or (c) Software useful for the performance of Shuffling and/or analysis of resulting Shuffled proteins. Enabling Patents shall include future patent applications and patents issuing thereon to the extent they have utility in the performance of Shuffling and/or generally applicable screening techniques, methodologies and/or process for identifying genetic variants of interest and claim priority to any Patent Rights within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Closing Date shall be included in the license hereunder). Notwithstanding the foregoing, Enabling Patents shall not include any Excluded Technology.
     1.25 “Enabling Technology” shall mean the Enabling Patents, Enabling Materials, and Enabling Know-How, in each case Controlled by Maxygen and/or its Affiliates as of the Execution Date; provided, however, that Enabling Technology shall not include any Excluded Technology.
     1.26 “Excluded Technology” shall mean (i) rights under the Excluded Third Party Agreements, and (ii) Program-Specific Technology.
     1.27 “Excluded Third Party Agreements” shall mean the agreements entered into by Maxygen and/or its Affiliates and Third Parties set forth on Schedule 1.27.
     1.28 “Excluded Use” shall mean any use and/or application of the Enabling Technology, and/or of any Resulting Product, set forth on Schedule 1.28
     1.29 “Exclusive Protein” shall mean a Bayer Exclusive Protein and/or Maxygen Exclusive Protein, as the case may be.
     1.30 “Exclusivity Period” shall mean, for each Exclusive Protein, the period commencing on (i) with respect to Exclusive Proteins listed on Schedule 1.6 and/or Schedule 1.45, the Closing Date, and/or (ii) with respect to each protein which becomes an Exclusive Protein pursuant to Sections 2.5.6, the effective date on which such protein becomes an Exclusive Protein pursuant to Section 2.5.6; and ending on the earlier of (a) the date (if any) when such Exclusive Protein ceases to be a Bayer Exclusive Protein and/or Maxygen Exclusive Protein pursuant to Section 2.5.5 or 2.5.6 and (b) the fifth (5th) anniversary of the Closing Date.
     1.31 “Execution Date” shall have the same meaning as set forth in the Technology Transfer Agreement.
     1.32 “FTE” shall mean a full-time equivalent person year, based upon a total of [****] hours per year of work, on and/or directly related to performing activities under the Transition Plan.
     1.33 “Governmental Approval” shall mean any permit, license, franchise, approval, consent, waiver, certification, qualification, registration and/or other authorization issued, granted, given and/or otherwise made available and/or the expiration and/or termination of any applicable legally required waiting period by and/or under the authority of any Governmental Authority and/or pursuant to any Applicable Law.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.34 “Governmental Authority” shall mean any government and/or any agency, bureau, board, commission, court, department, political subdivision, tribunal, and/or other instrumentality of any government (including any regulatory and/or administrative agency), whether federal, state and/or local, domestic and/or foreign.
     1.35 “Indemnified Party” shall have the meaning set forth in Section 3.8.
     1.36 “Indemnifying Party” shall have the meaning set forth in Section 3.8.
     1.37 “Know-How” shall mean and include all data, invention disclosures, ideas, inventions, discoveries and information, including non-tangible technology, methodologies, instructions, processes, formulae, protocols, standards, patterns, compilations, methods, assay methods and procedures, techniques, usage information, procedures, biological, chemical, biochemical, analytical information and data, proprietary and secret ideas, technical information, trade secrets, and/or other information (whether in written or verbal form, including in notes and records, and whether or not protectable by patent, trade secret, copyright and/or other intellectual property right), and corresponding intellectual property rights (other than Patent Rights), if any, in and to the foregoing, in each case which are existing on the Execution Date and are not generally known and/or available to the public.
     1.38 “Knowledge” shall mean, with respect to a Party, the knowledge of the executive officers of the entity and in the case of Maxygen and Holdings, those individuals occupying the positions listed on Schedule 1.38.
     1.39 “Licensed Technology” shall mean the Enabling Technology, the RR Technology, the CMVP Technology and the Software.
     1.40 “Lien” shall mean, with respect to any property and/or other asset of any Person (and/or any revenues, income and/or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual and/or arises by contract, operation of law, legal process and/or otherwise), (i) any mortgage, lien, security interest, pledge, assignment, hypothecation, title retention, preferential right, counterclaim, attachment, seizure, embargo, levy and/or other charge and/or encumbrance of any kind thereupon and/or in respect thereof and/or (ii) any other arrangement under which the same is transferred, sequestered and/or otherwise identified with the intention of subjecting the same to, and/or making the same available for, the payment and/or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, in each case other than (A) any liens securing the payment of taxes and filing fees not yet due and payable, (B) pledges and/or deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, (C) liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, carriers’ and other similar liens, securing obligations in the ordinary course of business, (D) applicable payment and other obligations set forth in the Third Party Agreements and incurred after the Closing Date, and (E) applicable out-licenses granted by Maxygen and/or its Affiliates to Third Parties prior to the Execution Date. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired and/or holds subject to the interest of a vendor and/or lessor under any conditional sale agreement, capital lease, synthetic lease and/or other title retention agreement relating to that asset.

     1.41 “Losses” shall mean any loss, cost, liability, expense, tax, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, interest, court and administrative cost, reasonable attorneys’ fees, expert fees, consulting fees, and disbursements (at all levels, including appellate), but excluding all indirect corporate and administrative overhead costs. Losses shall be net of any tax benefit actually recognized by the Indemnified Parties and/or their Affiliates as a result of the indemnified Loss.
     1.42 “Materials” shall mean any chemical and/or biological substances including any: (i) organic and/or inorganic chemical element and/or compound; (ii) nucleic acid; (iii) vector of any type (e.g., cosmid, plasmid, spore, phage, virus, and/or virus-like particle), and subunits of the foregoing; (iv) host organism, including prokaryotic cells, eukaryotic cells and/or animals; (v) eukaryotic cell line, prokaryotic cell line and/or expression system; (vi) protein, including any peptide and/or amino acid sequence, enzyme, antibody and/or protein conferring targeting properties and any fragment of any of the foregoing; (vii) genetic material, including any genetic nucleic acid construct, marker gene and genetic control element (e.g., promoter, termination signal), gene, genome and/or variant of any of the foregoing; and/or (viii) assay and/or reagent, in each case which exist and are Controlled by Maxygen prior to the Closing Date.
     1.43 “MaxyBody” shall have the meaning set forth in Schedule 1.43.
     1.44 “Maxygen” shall mean Maxygen Inc.
     1.45 “Maxygen Exclusive Protein” shall mean any of the Proteins listed on Schedule 1.45 as modified in Section 2.5.
     1.46 “Maxygen Field” shall mean developing, making, having made, using, importing, selling, and offering for sale the Resulting Products obtained from Shuffling of any Maxygen Exclusive Protein during the Exclusivity Period for such Maxygen Exclusive Protein.
     1.47 “Maxygen Improvements” shall have the meaning set forth in Section 5.1.1.
     1.48 “Maxygen Indemnified Parties” shall have the meaning set forth in Section 3.6.
     1.49 “Maxygen Other Improvements” shall have the meaning set forth in Section 5.1.2.
     1.50 “Objection Notice” shall have the meaning set forth in Section 2.5.6(b).
     1.51 “Owner” Shall have the meaning set forth in Section 4.3.
     1.52 “Party” and/or “Parties” shall mean Bayer and/or Maxygen, as appropriate.
     1.53 “Patent Challenge” shall have the meaning set forth in Section 4.4.
     1.54 “Patent Rights” shall mean any and all U.S., Patent Cooperation Treaty (“PCT”) and foreign patents and patent applications including all divisionals, reissues, re-examinations, continuations, and continuations-in-part, extensions (including governmental equivalents thereto), and renewal applications and patents thereof, and any and all other counterpart applications in any countries and patents and inventors’ certificates, utility models and the like issuing therefrom.
     1.55 “Permitted Uses” shall mean all uses of the Enabling Technology and Resulting Products that are not an Excluded Use.
     1.56 “Person” shall mean an individual, corporation, limited liability corporation, joint stock company, partnership, joint venture, trust, unincorporated organization, university, college, Governmental Authority and/or other entity.
     1.57 “Program-Specific Technology” shall mean all Materials, Know-How and Patent Rights (and other materials and know-how) generated, developed and/or produced in, and/or obtained and/or acquired for use by Maxygen and/or any of its Affiliates in past, on-going and/or future programs which materials are not both (a) generally applicable to and (b) reasonably necessary and/or useful for, practice of the Licensed Technology for the Permitted Uses, including: (i) Resulting Products generated and/or produced by Maxygen and/or its Affiliates in former, on-going and/or future programs (whether or not in collaboration with any Third Party), including all protein variants generated and/or produced by and/or on behalf of Maxygen and/or its Affiliates, genetic materials encoding such variants and cells expressing such variants, (ii) reagents and materials related to assays and/or other screening technologies generated, produced and/or employed by and/or on behalf of Maxygen and/or its Affiliates in former, on-going and/or future programs (whether or not in collaboration with any Third Party), including assay reagents developed and/or obtained for specific programs, (iii) other biological materials obtained for use in, and/or generated in connection with, former, on-going and/or future programs of Maxygen and/or its Affiliates (whether or not in collaboration with any Third Party) (iv) Patent Rights related to any of the foregoing and/or uses thereof, and (v) information, data and results generated by and/or on behalf of Maxygen and/or its Affiliates in former, on-going and/or future programs (whether or not in collaboration with any Third Party). For the avoidance of doubt Program-Specific Technology shall not include Materials, Know-How, and Patent Rights that are (x) generally applicable to and (y) reasonably necessary and/or useful for, practicing the Licensed Technology for the Permitted Uses. Notwithstanding the foregoing, Program-Specific Technology shall not include any such Materials, Know-How and Patent Rights (and other materials and know-how) constituting Acquired Assets and/or Retained Intellectual Property as such terms are defined in the Technology Transfer Agreement.
     1.58 “Recipient” Shall have the meaning set forth in Section 4.3.
     1.59 “Resulting Genetic Material” shall mean any genetic material (including DNA and/or RNA) that is generated, created and/or otherwise results directly from Shuffling.
     1.60 “Resulting Product” shall mean any of the following (i) any Resulting Genetic Material, (ii) any vector of any type (e.g., cosmid, plasmid, spore, phage, virus, and/or virus-like particle), and subunits of the foregoing, which contain any Resulting Genetic Material, (iii) any organism, including any prokaryotic and/or eukaryotic cell and/or animal containing any Resulting Genetic Materials; (iv) any Resulting Protein; (iv) any eukaryotic cell, prokaryotic cell and/or expression systems expressing, secreting and/or otherwise producing a Resulting Protein; and/or (v) any product containing in whole and/or part, and/or made with and/or using in whole and/or part, any of the foregoing, in each case, in purified or unpurified form, and alone and/or in combination with other substances, and including any modifications, derivatives, progeny (altered and/or unaltered) and/or fragments of any of the foregoing.
     1.61 “Resulting Protein” shall mean any protein, polypeptide, antibody and/or other molecule encoded in whole and/or part by any Resulting Genetic Material.
     1.62 “RR Know-How” shall mean Know-How related to methods of cell selection related to selective suppression of stop codons during protein translation that is reasonably necessary and/or useful for using the RR Patents and RR Materials in and/or for research, development, manufacture, and/or use of protein pharmaceuticals.
     1.63 “RR Materials” shall mean the Materials listed on Schedule 1.63.
     1.64 “RR Patents” shall mean the Patent Rights listed on Schedule 1.64, and any other Patent Rights, if any, that (i) are Controlled by Maxygen and/or its Affiliates as of the Execution Date and (ii) claim methods of [****]. RR Patents shall also include future patent applications and patents issuing thereon to the extent they have utility in the methods of [****] and claim priority to any Patent Rights within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Closing Date shall be included in the license hereunder). Notwithstanding the foregoing, the RR Patents do not include any Patent Rights within the Excluded Technology.
     1.65 “RR Technology” shall mean the RR Patents, RR Materials, and RR Know-How, in each case Controlled by Maxygen and/or its Affiliates as of the Execution Date; provided, however, that RR Technology shall not include any Excluded Technology.
     1.66 “Shuffle” and/or “Shuffling” shall mean techniques, methodologies, processes, materials and/or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids and/or proteins (regardless of whether conducted with tangible materials and/or in silico). When used with respect to a protein, “Shuffle” and/or “Shuffling” shall mean such activities conducted using, as starting materials, genetic materials which encode such protein and/or variants and/or homologs thereof, in whole and/or material part, for the purpose of identifying, generating and/or creating variants of such protein.
     1.67 “Software” shall mean, individually and collectively, the software programs for use with the Enabling Technology that are listed on Schedule 1.67.
     1.68 “Subsidiary” shall mean an Affiliate of a Person controlled by such Person directly, and/or indirectly through one or more intermediaries.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.69 “Substitution Notice” shall have the meaning set forth in Section 2.5.6(a).
     1.70 “Technology Transfer Agreement” shall mean that certain Technology Transfer Agreement by and among Maxygen, Holdings, ApS and Bayer effective on the Execution Date.
     1.71 “Territory” shall mean worldwide.
     1.72 “Third Party” shall mean any Person other than Maxygen and/or Affiliates of Maxygen, as applicable, and/or Bayer and/or Affiliates of Bayer, as applicable.
     1.73 “Third Party Agreement” shall mean each license and/or agreement that was entered and/or is entered by Maxygen and/or any of its Affiliates with a Third Party prior to the Execution Date, and which is not terminated and/or expired prior to the Execution Date, pursuant to which Maxygen and/or any of its Affiliates obtained a license of Patent Rights within the Licensed Technology useful for the Permitted Uses, and which Maxygen and/or its Affiliates Controls, other than the Excluded Third Party Agreements. The Third Party Agreements are listed, as of the Execution Date, on Schedule 1.73.
     1.74 “Transition Period” shall have the meaning set forth in Section 6.2.1(a).
     1.75 “Transition Plan” shall have the meaning set forth in Section 6.1.2.
     1.76 “Transition Services” shall have the meaning set forth in Section 6.1.2.
     1.77 “Transition Services Statement” shall have the meaning set forth in Section 6.3.
     1.78 Construction of Certain Terms Except where the context requires otherwise, the following rules of construction shall apply with respect to this Agreement and its schedules and exhibits:
               (a) The word “including” shall be deemed to be followed by the words “without limitation” regardless of whether they are included or not;
               (b) The word “will” shall be construed to have the same meaning and effect as the word “shall”;
               (c) Definitions shall be deemed to include both the singular and/or plural usages of such terms, as applicable;
               (d) Masculine pronouns shall be deemed to include references to feminine and/or genderless terms, as applicable;
               (e) The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

               (f) All references herein to Articles, Sections, Exhibits and/or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; and
               (g) References to any specific law, rule and/or regulation, and/or article, section and/or other division thereof, shall be deemed to include the then-current amendments thereto and/or any replacement and/or successor law, rule and/or regulation thereof.
ARTICLE 2
TECHNOLOGY LICENSES
     2.1 Licenses.
          2.1.1 Enabling Technology.
               (a) License Grant. Subject to the terms and conditions herein (including Sections 2.3 and 2.4), effective as of the Closing Date, Maxygen hereby grants to Bayer, and shall cause its Affiliates to grant to Bayer, and Bayer hereby accepts, irrevocable (except as set forth in Section 4.4 and/or 8.4.1), royalty-free licenses under the Enabling Technology in the Territory, as follows:
                    (A) an exclusive license, during the applicable Exclusivity Period for each Bayer Exclusive Protein, on a protein-by-protein basis, to practice the Enabling Technology to Shuffle the Bayer Exclusive Proteins, with the right to develop, make, have made, use, import, sell, offer for sale, market and otherwise commercially exploit the Resulting Products, in each case solely for the Permitted Uses; and
                    (B) a non-exclusive license to practice the Enabling Technology to Shuffle any and all proteins (except any of the Maxygen Exclusive Proteins during the applicable Exclusivity Period for such Maxygen Exclusive Protein), with the right to develop, make, have made, use, import, sell, offer for sale, market and otherwise commercially exploit the Resulting Products, in each case solely for the Permitted Uses.
The licenses in (A) and (B) above shall include the right to use consultants, temporary employees and/or other Third Party service providers to perform, under a written contract containing confidentiality provisions no less restrictive than those in this Agreement and containing a covenant from such Third Party not to practice the Enabling Technology and/or improvements thereto except as set forth in this paragraph until expiration, on a patent-by-patent basis, of applicable Patent Rights within the Enabling Patents, activities on behalf of Bayer in the practice of the Enabling Technology and/or improvements thereto, provided that (i) such Third Party service provider acquires no rights in the Enabling Technology and/or improvements thereto and (ii) all Shuffling shall only be conducted at a Bayer Research Facility. Bayer shall be responsible to ensure the compliance with applicable confidentiality terms set forth herein (including the restrictions both on disclosure and on use) by any and all such Third Party service providers.

               (b) Excluded Uses. It is understood and agreed that the licenses set forth above do not convey any license to practice the Enabling Technology in and/or for any aspect of the Excluded Uses.
          2.1.2 RR Technology. Subject to the terms and conditions herein (including Sections 2.3 and 2.4), effective as of the Closing Date, Maxygen hereby grants to Bayer, and shall cause its Affiliates to grant to Bayer, and Bayer hereby accepts, an irrevocable (except as set forth in Section 4.4), royalty-free, non-exclusive license under the RR Technology, to practice the RR Technology for research, development, and/or manufacture of Resulting Products in the Territory. The license in this Section 2.1.2 shall include the right to use consultants, temporary employees and/or other Third Party service providers to perform, under a contract containing confidentiality provisions no less restrictive than those in this Agreement, activities on behalf of Bayer and/or its Affiliates in the practice of the RR Technology, provided that such Third Party service provider acquires no rights in the RR Technology and/or improvements thereto.
          2.1.3 CMVP Technology. Subject to the terms and conditions herein (including Sections 2.3 and 2.4), effective as of the Closing Date, Maxygen hereby grants to Bayer, and shall cause its Affiliates to grant to Bayer, and Bayer hereby accepts, an irrevocable (except as set forth in Section 4.4), royalty-free, non-exclusive license under the CMVP Technology, to use the CMVP Materials (and materials derived therefrom) as research reagents in the Territory. Bayer acknowledges that (i) the license from Maxygen to use the CMVP Materials does not include any sublicense and/or right under the Patent Rights licensed by [****] to Maxygen and/or its Affiliates, and (ii) the CMVP Materials are subject to restriction on their use for any purpose other than as research reagents. The license in this Section 2.1.3 shall include the right to use consultants, temporary employees and/or other Third Party service providers to perform, under a contract containing confidentiality provisions no less restrictive than those in this Agreement, activities on behalf of Bayer and/or its Affiliates in the practice of the CMVP Technology, provided that such Third Party service provider acquires no rights in the CMVP Technology and/or improvements thereto.
          2.1.4 Software. Subject to the terms and conditions herein (including Sections 2.3 and 2.4), effective as of the Closing Date, Maxygen hereby grants, and shall cause its Affiliates to hereby grant to Bayer, and Bayer hereby accepts, an irrevocable (except as set forth in Section 4.4), royalty-free, non-exclusive license with respect to the Software in the Territory, to use, modify, reproduce, copy, maintain, fix, improve enhance, display, and/or create derivative works of the Software in the Territory in connection with the exercise of the license to Enabling Technology provided in Section 2.1.1 above, with the right to develop, make and have made, use, import, sell, market and otherwise commercially exploit any Resulting Product developed using the Software in the Permitted Uses; provided, however, that no license is granted with respect to uses of the Software (and/or modifications, improvements, enhancements and/or derivative works thereof) in connection with the practice of Shuffling (whether with tangible

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

materials and/or in silico) for Excluded Uses and/or in connection with Shuffling of any Maxygen Exclusive Protein during the applicable Exclusivity Period for such Maxygen Exclusive Protein. Bayer acknowledges that Maxygen has informed Bayer that the Software is designed and intended to function with, and may not function properly and/or to its full extent without, certain Third Party software that Maxygen believes (without any duty of inquiry) is commercially available. A list of such Third Party software used by Maxygen in connection with its use of the Software as of the Execution Date is set forth in Schedule 2.1.4. Bayer and/or its Affiliates shall be responsible, in its discretion and at its expense, for obtaining such Third Party software and appropriate licenses therefore for use in connection with the Software. Maxygen makes no representation and/or warranty that such Third Party software will be commercially available and/or that Bayer and/or any of its Affiliates will be able to obtain appropriate licenses therefor, and shall neither be responsible nor liable for obtaining rights to such Third Party software for Bayer and/or any of its Affiliates.
          2.1.5 Development and Improvement of Licensed Technology. Maxygen and Bayer agree that that the licenses set forth above include the right to develop and improve each of the Enabling Technology, RR Technology, CMVP Technology and Software in the exercise of the applicable license above.
     2.2 Sublicensing Only to Bayer Affiliates. Bayer shall have the right to sublicense to Bayer’s Affiliates, the rights licensed to Bayer pursuant to Section 2.1. Bayer shall not grant to any Third Party any sublicense to practice, make and/or otherwise use the Enabling Technology, RR Technology and/or CMVP Technology, and/or any sublicense with respect to the Software (and/or modifications, improvements, enhancements and/or derivative works thereof). Any such sublicense shall only be effective for so long as the sublicensee remains an Affiliate of Bayer. Bayer shall notify Maxygen in writing upon each grant of such a sublicense to any of its Affiliates, and shall be responsible for ensuring the compliance of each of its Affiliates to which it grants a sublicense hereunder with the applicable terms and conditions of this Agreement, including Section 3.4.3. For clarity, it is understood and agreed that the foregoing limitations shall not be construed to prohibit Bayer and/or its Affiliates from granting licenses to Third Parties with respect to (a) any Resulting Products for the Permitted Uses, and/or (b) any protein pharmaceutical product developed, manufactured and/or produced using the RR Technology and/or developed using the CMVP Technology, in each case so long as such license to a Third Party does not include a license to practice the Enabling Technology, RR Technology and/or CMVP Technology per se, and/or any license with respect to the Software (and/or modifications, improvements, enhancements and/or derivative works thereof).
     2.3 Limitations on Licenses.
          2.3.1 No Fee for Service. The licenses set forth in Section 2.1 exclude any right to practice the Enabling Technology, RR Technology, CMVP Technology, and/or to use the Software (and/or modifications, improvements, enhancements and/or derivative works thereof), in the conduct of services on behalf of any Third Party in connection with the discovery, creation, identification, development, manufacture and/or production of protein pharmaceuticals, and/or other products, that are proprietary, and/or licensed, to a Third Party, and/or which a Third Party has rights, and/or an option to obtain rights, for commercialization in any field.

          2.3.2 Limited Maxygen Rights. It is understood and agreed that with respect to any aspect of the Enabling Technology, RR Technology, and/or CMVP Technology for which Maxygen has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial and/or otherwise restricted rights), the licenses provided in Section 2.1 shall be limited to the scope of those rights that Maxygen and/or its Affiliates Controls and has the right to sublicense to Bayer.
          2.3.3 Maxygen Exercise of Retained Rights. Bayer acknowledges and agrees that Maxygen and/or its Affiliates shall have the right, without violating any term of this Agreement, to practice the Enabling Technology, RR Technology and/or CMVP Technology, and to use, modify, reproduce, copy, maintain, fix, improve and/or enhance, display, and/or create derivative works of the Software (and to grant to Maxygen’s Affiliates and/or to any Third Parties any and/or all such rights) for any use other than (i) to practice the Enabling Technology to Shuffle Bayer Exclusive Proteins during the applicable Exclusivity Period for such Bayer Exclusive Protein, and/or (ii) to develop, make, have made, use, import, have imported, sell, offer for sale, market and otherwise commercially exploit Resulting Products from Shuffling of Bayer Exclusive Proteins during the applicable Exclusivity Periods, and Maxygen and/or its Affiliates shall have the right to sell and/or otherwise dispose of the Enabling Technology, RR Technology, CMVP Technology and/or Software, subject to the licenses granted to Bayer and Section 12.5. At all times during and after this Agreement, nothing herein shall restrict, and/or be construed to restrict, Maxygen’s and/or its Affiliates’ right to practice and grant licenses to practice the Enabling Technology and/or use related Know-How, outside the Bayer Field.
          2.3.4 U.S. Rights. Bayer acknowledges that certain of the inventions claimed in the Patent Rights within the Enabling Technology have been made with funds provided by the U.S. Government, and that with respect thereto the U.S. government retains a non-exclusive license as set forth in 35 U.S.C. §202. To Maxygen’s Knowledge as of the Execution Date, attached at Schedule 2.3.4 is a list of such Patent Rights that claim inventions made with funds provided by the U.S. Government. In addition, Bayer acknowledges that 35 U.S.C. §200 et seq. sets forth additional obligations with regard to inventions made with U.S. government funds and products based thereon, including a preference for manufacture in the United States pursuant to 35 U.S.C. §204.
     2.4 Acknowledgement of Third Party Rights. Bayer hereby acknowledges that Maxygen has informed Bayer prior to the Execution Date that:
          2.4.1 In connection with the initial establishment of Maxygen, Maxygen entered into the Affymax/Maxygen Technology Transfer Agreement, effective February 1, 1997, entered by and among Affymax Technologies N.V., Glaxo Group Limited and Maxygen, as amended on March 1, 1998, subject to the letter agreements dated January 14, 2000 and December 17, 2001, pursuant to which Maxygen has granted perpetual, worldwide, non-exclusive licenses to certain entities associated with Glaxo Wellcome Companies (as defined in that agreement) to use certain Enabling Technology for internal research purposes only, and Bayer hereby agrees that the rights and licenses granted Bayer in Section 2.1 with respect to Enabling Technology are subject to such licenses.

          2.4.2 Pursuant to that certain Cross-License Agreement between Maxygen and Avidia Research Institute dated as of July 16, 2003, subject to the letter agreement dated march 29, 2005, Maxygen has granted a non-exclusive license to practice certain claims of Patent Rights within the Enabling Technology with respect to MaxyBodies.
          2.4.3 Third Parties granting and/or conveying rights to Maxygen and/or its Affiliates under the Third Party Agreements have retained rights with respect to some of the Enabling Technology pursuant to those agreements, and in some cases such Third Parties’ rights are subject to retained rights of their Third Party licensors.
          2.4.4 Prior to the Execution Date, Maxygen and/or its Affiliates have granted to Third Parties, including those Third Parties set forth in Schedule 2.4.4, licenses and/or rights with respect to Enabling Technology in fields outside the Bayer Field, and that after the Execution Date, Maxygen and/or its Affiliates may grant licenses under the Enabling Technology and related Know-How to other Third Parties (including to Affiliates and/or former Affiliates of Maxygen) for use outside the Bayer Field.
          2.4.5 Maxygen intends to, and retains the right to, use Enabling Technology itself and/or to grant to one or more other Third Parties rights to use Enabling Technology to discover novel pharmaceutical products and other Resulting Products, and to develop, make, have made, use and commercialize such products; provided, however, that such retained rights shall not include the right to Shuffle any Bayer Exclusive Protein during the applicable Exclusivity Period for such Bayer Exclusive Protein, and/or to commercialize Resulting Products therefrom.
     2.5 Exclusive Proteins.
          2.5.1 Initial List of Exclusive Proteins. From the Closing Date until the first anniversary of the Closing Date, the Bayer Exclusive Proteins shall consist of the thirty (30) proteins set forth on Schedule 1.6, and the Maxygen Exclusive Proteins shall consist of the thirty (30) proteins set forth on Schedule 1.45.
          2.5.2 Reduction on First Anniversary. As of the first anniversary of the Closing Date, seven (7) proteins (determined in accordance with Section 2.5.5(a)) shall be removed from the list of Bayer Exclusive Proteins, and seven (7) proteins (determined in accordance with Section 2.5.5(b)) shall be removed from the list of Maxygen Exclusive Proteins, in each case as described in Section 2.5.5, and from and after the first anniversary of the Closing Date, the proteins so removed shall no longer be Bayer Exclusive Proteins and/or Maxygen Exclusive Proteins, as the case may be, for purposes of this Agreement. For clarity, the number of remaining Exclusive Proteins for each Party after such reduction will be twenty-three (23).
          2.5.3 Further Reduction on Second Anniversary. As of the second anniversary of the Closing Date, five (5) more proteins (determined in accordance with Section 2.5.5(a)) shall be removed from the list of Bayer Exclusive Proteins, and five (5) more proteins (determined in accordance with Section 2.5.5(b)) shall be removed from the list of Maxygen Exclusive Proteins, in each case as described in Section 2.5.5, and from and after the second anniversary of the Closing Date, the proteins so removed shall no longer be Bayer

Exclusive Proteins and/or Maxygen Exclusive Proteins, as the case may be, for purposes of this Agreement. For clarity, the number of remaining Exclusive Proteins for each Party after such reduction will be eighteen (18).
          2.5.4 Further Reduction on Third Anniversary. As of the third anniversary of the Closing Date, three (3) more proteins (determined in accordance with Section 2.5.5(a)) shall be removed from the list of Bayer Exclusive Proteins, and three (3) more proteins (determined in accordance with Section 2.5.5(b)) shall be removed from Maxygen Exclusive Proteins and from and after the third anniversary of the Closing Date, the proteins so removed shall no longer be Bayer Exclusive Proteins and/or Maxygen Exclusive Proteins as the case may be, for purposes of this Agreement. For clarity, the number of remaining Exclusive Proteins for each Party after such reduction will be fifteen (15).
          2.5.5 Selection of Proteins to be Removed on First, Second, and Third Anniversary.
               (a) Bayer. Bayer shall have the right to select the Bayer Exclusive Proteins to be removed from the list of Bayer Exclusive Proteins on each of the first, second, and third anniversaries of the Closing Date by written notice to Maxygen on or before the applicable anniversary. If Bayer does not provide written notice identifying the proteins to be removed from the list of Bayer Exclusive Proteins on or before the applicable anniversary of the Closing Date (and/or if Bayer identifies less than proteins to be removed on the applicable anniversary), then (A) Maxygen may at any time after the applicable anniversary of the Closing Date request in writing that Bayer identify the proteins to be removed pursuant to Section 2.5.2, Section 2.5.3 and/or Section 2.5.4 as applicable; (B) Bayer shall have fifteen (15) days after receipt of such a notice to identify the proteins to be removed from the list of Bayer Exclusive Proteins; and (C) if Bayer does not identify the proteins to be so removed (and/or if Bayer identifies less than the required number of proteins), then proteins (if any) identified by Bayer shall first be removed, and thereafter the first listed of the remaining Bayer Exclusive Proteins, and then the next listed of the remaining Bayer Exclusive Proteins, and so on in the order in which the remaining proteins are listed in Schedule 1.6, shall be removed until a total required number of proteins have been removed from the list as of the applicable anniversary of the Closing Date.
               (b) Maxygen. Maxygen shall have the right to select the Maxygen Exclusive Proteins to be removed from the list of Maxygen Exclusive Proteins on each of the first, second, and third anniversaries of the Closing Date by written notice to Bayer on or before the applicable anniversary. If Maxygen does not provide written notice identifying the proteins to be removed from the list of Maxygen Exclusive Proteins on or before the applicable anniversary of the Closing Date (and/or if Maxygen identifies less than the required number of proteins to be removed on the applicable anniversary), then (A) Bayer may at any time after the applicable anniversary of the Closing Date request in writing that Maxygen identify the proteins to be removed pursuant to Section 2.5.2, Section 2.5.3, and/or Section 2.5.4, as applicable; (B) Maxygen shall have fifteen (15) days after receipt of such a notice to identify the proteins to be removed from the list of Maxygen Exclusive Proteins; and (C) if Maxygen does not identify the proteins to be so removed (and/or if Maxygen identifies less than the required number of proteins), then proteins (if any) identified by Maxygen shall first be removed, and thereafter the first listed of the remaining Maxygen Exclusive Proteins, and then the next listed of the remaining Maxygen Exclusive Proteins, and so on in the order in which the remaining proteins are listed in Schedule 1.45, shall be removed until a total required number of proteins have been removed from the list as of the applicable anniversary of the Closing Date.
          2.5.6 Substitution of Exclusive Proteins.
               (a) Each Party may, by written notice within thirty (30) days of the first, second and/or third anniversary of the Closing Date (the “Substitution Notice”) substitute up to [****] of its Exclusive Proteins (i.e., Bayer may substitute Bayer Exclusive Proteins, and Maxygen may substitute Maxygen Exclusive Proteins) on each anniversary with the consent of the other Party, which consent will not unreasonably be withheld; provided, however, that Bayer may not substitute one of its Exclusive Proteins with a protein that is at the time a Maxygen Exclusive Protein, and Maxygen may not substitute one of its Exclusive Proteins with a protein that is at the time a Bayer Exclusive Protein. Bayer shall only identify as a proposed substitution protein a protein that Bayer reasonably believes to have application in one or more of the areas of hematology, women’s health and/or cardiovascular disease (Bayer’s “Area of Interest”), and Maxygen shall only identify as a proposed substitution protein a protein that Maxygen Reasonably believes to have application in the area of immunosuppression (including autoimmunity and/or transplant rejection) (Maxygen’s “Area of Interest”).
               (b) If the Party receiving a Substitution Notice reasonably believes that the proposed substitution protein is one of its Exclusive Proteins and/or that the proposed substitution protein is not in the other Party’s Area of Interest, and/or has other reasonable basis for objecting to such substitution, then it may give written notice of objection (an “Objection Notice”) within thirty (30) days, and the Parties shall promptly discuss the basis for such objection. If the Party receiving a Substitution Notice does not provide the other Party an Objection Notice with respect to the substitution of any given Exclusive Protein with the corresponding proposed substitution protein in writing within thirty (30) days after receiving the applicable Substitution Notice, the applicable proposed substitution protein shall become an Exclusive Protein effective as of the date the other Party consents to such substitutions, or on the expiration of the thirty (30) day period without written objection. The identified Exclusive Protein that has been replaced shall thereafter no longer be an Exclusive Protein. For clarity, the Exclusivity Period for the Exclusive Protein that has been replaced shall end upon the effective date of such substitution, and the Exclusivity Period for the protein which becomes an Exclusive Protein shall begin on the effective date of such substitution and shall end as specified in Section 1.30 (unless earlier replaced under this Section 2.5.6).
     2.6 No Future IP; No Implied Rights. Bayer acknowledges and agrees that, (i) except to the extent otherwise expressly provided in Section 3.2.5 and Article 5, no rights and/or licenses are conveyed to Bayer with respect to Patent Rights, Know-How, Materials and/or other materials, know-how and/or intellectual property rights that are invented, developed, created, acquired, licensed to and/or otherwise obtained by Maxygen and/or any of its Affiliates after the Closing Date, and/or (ii) no rights and/or licenses are conveyed to Bayer with respect to

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any Patent Rights, Know-How, Materials and/or other materials, know-how and/or intellectual property rights owned and/or Controlled by any Third Party that becomes an Affiliate of Maxygen after the Closing Date; except to the extent expressly provided in Section 3.2.5 and Article 5 for Patent Rights, Know-How, Materials and/or other materials, know-how and/or intellectual property rights that are invented, developed, created, acquired, licensed to and/or otherwise obtained by such Affiliate after it became an Affiliate of Maxygen. No rights, options and/or licenses with respect to any intellectual property owned by Maxygen and/or Bayer are granted and/or will be deemed granted under this Agreement and/or in connection with it, other than those rights expressly granted in this Agreement.
ARTICLE 3
WARRANTIES, REPRESENTATIONS, COVENANTS AND INDEMNITY
     3.1 Maxygen’s Representations and Warranties. Maxygen hereby represents and warrants, on behalf of Maxygen and, as applicable, its Affiliates, that:
          3.1.1 Maxygen and, as of the Closing Date each of its Affiliates, is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, is qualified to do business in all jurisdictions where the nature of its business and properties so require and where the failure to be so qualified would have a material adverse effect on the ability of Maxygen to perform its obligations hereunder and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Maxygen and each of its Affiliates, and no action by the stockholders of Maxygen is necessary in connection therewith and shareholder approval of Maxygen’s Affiliates, if any is required, has been obtained in connection therewith. This Agreement has been duly executed and delivered by Maxygen and, assuming the due execution and delivery by Bayer, constitutes the valid, binding and enforceable obligation of Maxygen, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium and/or similar laws affecting the enforcement of creditors’ rights generally, (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity and/or at law) and/or (iii) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.
          3.1.2 Neither Maxygen nor any of its Affiliates is subject to, and/or bound by, any provision of any articles, certificates of incorporation and/or by-laws; any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, permit, trust, custodianship, license and/or other instrument and/or restriction; and/or any judgment, order, writ, injunction and/or decree of any Governmental Authority and/or arbitrator; in each case, that would prevent, and/or be violated by, and/or under which there would be a default, termination and/or right of termination, as a result of the execution, delivery and performance by Maxygen and its Affiliates of this Agreement and the grant of the licenses contained herein and where such violation, default, termination and/or right of termination would have a material adverse effect on the ability of Maxygen to perform its obligations hereunder, except for the required consents set forth in Schedule 3.1.3.

          3.1.3 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement does not require any Governmental Approval, except as described in Schedule 3.1.3. Except as set forth in Schedule 3.1.3, no consent of any Third Party (other than Governmental Approvals) is required to be obtained by Maxygen and/or its Affiliates for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
          3.1.4 Except as set forth on Schedule 3.1.4, to the Knowledge of Maxygen as of the Execution Date, there is no action, suit, investigation and/or proceeding pending and/or, threatened before any arbitrator and/or any Governmental Authority which (1) could reasonably be expected to have a material adverse effect on the ability of Maxygen and/or any of its Affiliates to perform its obligations hereunder and/or (2) in any manner challenges and/or seeks to prevent and/or enjoin the transactions contemplated by this Agreement.
          3.1.5 As of the Execution Date, Schedules 1.17, 1.24 and 1.64, collectively, are a complete and accurate list of (i) all of the Patent Rights within the Licensed Technology owned by Maxygen and/or its Affiliates and (ii) to the extent such information is available in the records of Maxygen and/or its Affiliates, the Patent Rights within the Licensed Technology licensed to Maxygen and/or its Affiliates under the Third Party Agreements; Schedule 1.67 is a complete and accurate list of the Software; and Schedule 1.73 is a complete and accurate list of the Third Party Agreements related to the Licensed Technology.
          3.1.6 Maxygen has delivered to Bayer a true, complete and correct copy of each Third Party Agreement listed on Schedule 3.1.6 on or before the Execution Date.
          3.1.7 TO MAXYGEN’S KNOWLEDGE AS OF THE DATE THE SOFTWARE IS DELIVERED TO BAYER, THE SOFTWARE DOES NOT CONTAIN ANY VIRUSES, WORMS, BACK DOOR, TRAP DOOR, CLOCKS, TIMERS, TIME BOMB, AND/OR DROP-DEAD DEVICE AND/OR OTHER ROUTINE TO DISABLE THE SOFTWARE WITH THE PASSAGE OF TIME, AND DOES NOT CONTAIN OTHER SOFTWARE DESIGNED FOR THE PURPOSE OF INTERFERING WITH THE NORMAL OPERATION OF BAYER’S COMPUTER SYSTEM.
          3.1.8 Maxygen and/or its Affiliates either (i) owns and possesses all right, title and interest in, (ii) has a valid and enforceable written license that includes the right to sublicense and/or (iii) has obtained all necessary consents of any Third Party required, for Maxygen and/or any of its Affiliates to grant the licenses and sublicenses to Bayer with respect to the Licensed Technology as provided herein; provided, however, no consent of any Third Party is required for Maxygen to grant Bayer the licenses as set forth herein, except as set forth in Schedule 3.1.8 (and Maxygen has delivered copies of such consents, if any, to Bayer, if applicable), except in each case as such ownership, possession and/or license may be (A) limited by any applicable bankruptcy, insolvency, reorganization, moratorium and/or similar laws affecting the enforcement of creditors’ rights generally, (B) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity and/or at law) and (C) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions. For clarification purposes, the representation and warranty in this Section 3.1.8 applies to the ownership of the Licensed Technology and shall have no effect as to the “AS IS” disclaimer, and disclaimers regarding validity and/or enforceability, with respect to the Licensed Technology in Section 3.5.
          3.1.9 As of the Execution Date, neither Maxygen nor any of its Affiliates is in material breach of any of its Third Party Agreements and no Third Party has notified Maxygen and/or any of its Affiliates of any material breach of such Third Party Agreements, in each case that remains uncured and which would result in a material adverse effect on the ability of Maxygen and/or its Affiliates to perform its obligations hereunder. Maxygen and/or its Affiliates have not received written notice from any licensor under a Third Party Agreement purporting to terminate, and/or restrict the scope of, Maxygen’s rights under such Third Party Agreement by reason of any action and/or omission of Maxygen and/or its Affiliates.
          3.1.10 As of the Execution Date, except as set forth on Schedule 3.1.10, (i) neither Maxygen nor any of its Affiliates has received a notice and/or written claim of infringement from any Person alleging that the activities of Maxygen and/or any of its Affiliates in practicing the Licensed Technology infringe, misappropriate, and/or otherwise unlawfully use proprietary rights, including patents, copyrights and/or trade secrets (but excluding trademark rights), and (ii) to the Knowledge of Maxygen, it has not failed to disclose to Bayer any legal claim asserted in writing by any Person, including any claim of patent infringement, copyright infringement and/or other misappropriation and/or violation of intellectual and/or other proprietary rights (other than trademark rights), based on Maxygen’s and/or its Affiliates’ exercise of the rights in the Licensed Technology licensed and/or sublicensed hereunder, in Maxygen’s and/or its Affiliates’ research, development, commercialization, testing, manufacturing and/or any of their other activities involving the Licensed Technology and/or products developed by them using the Licensed Technology.
          3.1.11 Except as set forth in this Agreement, (i) the Licensed Technology is subject to no Liens and/or other restrictions and/or limitations which would prevent the grant to Bayer of the licenses set forth herein on the terms and conditions set forth herein, and (ii) neither Maxygen nor any of its Affiliates has granted any Third Party any rights under the Enabling Technology in the Bayer Field.
          3.1.12 Except as set forth on Schedule 3.1.12, to the Knowledge of Maxygen as of the Execution Date, (i) no claim by any Person contesting the validity and/or enforceability of the Patent Rights within the Licensed Technology, and/or use and/or ownership of the Licensed Technology, is currently outstanding and/or, to the Knowledge of Maxygen, threatened, and (ii) there is no pending (i.e., filed and/or requested) interference and/or litigation that involves any of the Patent Rights within the Licensed Technology.
          3.1.13 Bayer shall not be obligated to pay to Maxygen any fees of any type (including royalties, milestones, maintenance, sublicense, etc.) beyond the amounts set forth in the Technology Transfer Agreement and/or this Agreement, for its use, license, sublicense and/or any other commercial exploitation (including for products) of the rights with respect to the Enabling Technology, the CMVP Technology, RR Technology and/or Software that are granted in Article 2.

     3.2 Maxygen’s Covenants. Maxygen hereby covenants that:
          3.2.1 During the Exclusivity Period, Maxygen shall, and shall cause each of its Affiliates to, make timely payment of all maintenance fees and annuity payments associated with the issued Patent Rights listed on Schedule 3.2.1, and shall notify Bayer if any such Patent Rights become subject to an interference, reissue, re-examination and/or lawsuit and, in such event, shall undertake commercially reasonable efforts to respond to such interference, reissue, re-examination and/or lawsuit taking into account the protection afforded to the Enabling Technology by the then-current patent estate owned and/or controlled by Maxygen and/or its Affiliates as a whole and Maxygen’s obligations to Third Party’s as described in Section 7.1.2(ii).
          3.2.2 Maxygen will, and will cause each of its Affiliates to, comply with all of its obligations under the Third Party Agreements and will not terminate or amend any Third Party Agreement in any manner which diminishes the licenses to Bayer or requires any increase in obligations by Bayer hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement without the consent of Bayer. In addition, Maxygen will, and will cause each of its Affiliates to, notify Bayer promptly, if Maxygen and/or any of its Affiliates receives notice, whether or not there is a cure period, from a Third Party that Maxygen and/or any of its Affiliates and/or other licensees is in material breach of any Third Party Agreement, and/or notice from any Third Party which purports to modify and/or terminate any Third Party Agreement in any manner which diminishes the licenses to Bayer hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement. Maxygen will, and will cause each of its Affiliates to, take prompt and commercially reasonable steps to cure any such breach. Maxygen acknowledges that any breach of such Third Party Agreements by Maxygen and/or its Affiliates may result in damage to Bayer with respect to the subject Licensed Technology, which may include loss of license rights to such Licensed Technology and/or monetary damages. Maxygen agrees that Bayer may approach Maxygen’s licensors under the Third Party Agreements listed on Schedule 3.2.2 for the limited purpose of obtaining an agreement from such a licensor that Bayer can continue with its sublicense if the license to Maxygen under the applicable Third Party Agreement is terminated, and Maxygen agrees that it shall facilitate such contact, on Bayer’s request after the Closing Date, and Maxygen will not object to such an agreement provided that such agreement does not diminish and/or adversely affect any license and/or other right of Maxygen and/or any of its Affiliates under such Third Party Agreement and does not impose any cost and/or expense on, or require any increase in the obligations of, Maxygen and/or its Affiliates.
          3.2.3 Maxygen shall, and cause each of its Affiliates to, use reasonable efforts to comply with their obligations under Article 6.
          3.2.4 During the applicable Exclusivity Period for each Bayer Exclusive Protein, Maxygen and its Affiliates shall not, and shall not license any Third Party to: (i) use the Enabling Technology and/or the Software to conduct Shuffling using genetic materials encoding such Bayer Exclusive Protein (and/or any distinct portion and/or homolog and/or variant thereof) as starting materials, and/or develop, commercialize and/or otherwise exploit any Resulting Product from such Shuffling of a Bayer Exclusive Protein, and/or (ii) use the Enabling Technology and/or the Software to Shuffle any other protein with the purpose of generating and/or creating a protein and/or polypeptide that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider to be a variant of the Bayer Exclusive Protein or a material portion thereof (rather than as a variant of some other protein or material portion thereof), and/or develop, commercialize and/or otherwise exploit any Resulting Product from Shuffling conducted for such purpose.
          3.2.5 During the term of this Agreement, Maxygen will not, and shall cause each of its Affiliates not to, sue Bayer and/or its Affiliate for use (within the scope of the licenses granted to Bayer in Article 2) of the Enabling Technology (substantially as such Enabling Technology was practiced by Maxygen and its Affiliates prior to the Closing Date) under any patents that issue to Maxygen and/or its Affiliates after the Closing Date claiming any Maxygen Improvement directed to the practice of the Enabling Technology per se (but excluding without limitation any patents directed to Program-Specific Technology and/or any specific Resulting Products).
          3.2.6 Maxygen shall promptly inform Bayer if Maxygen and/or any of its Affiliates becomes aware of any action, suit, investigation and/or proceeding pending and/or threatened before any arbitrator and/or any Governmental Authority which (1) could reasonably be expected to have a material adverse effect on the ability of Maxygen and/or any of its Affiliates to perform its obligations hereunder and/or (2) in any manner challenges and/or seeks to prevent and/or enjoin the transactions contemplated by this Agreement.
     3.3 Bayer Representations and Warranties. Bayer hereby represents and warrants that:
          3.3.1 Bayer and, as of the Closing Date each of its Affiliates, is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is qualified to do business in all jurisdictions where the nature of its business and properties so require and has the limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Bayer. This Agreement has been duly executed and delivered by Bayer and, assuming the due execution and delivery by Maxygen, constitutes the valid, binding and enforceable obligation of Bayer, except as that enforceability may be (1) limited by any applicable bankruptcy, insolvency, reorganization, moratorium and/or similar laws affecting the enforcement of creditors’ rights generally, (2) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity and/or at law) and/or (3) limited by general principles of Applicable Law regarding the enforceability of arbitral awards and judicial decisions.
          3.3.2 Bayer is not subject to, and/or bound by, any provision of any articles, certificates of incorporation and/or by-laws; any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, agreement and/or other instrument and/or restriction; and/or any judgment, order, writ, injunction and/or decree of any Governmental Authority and/or arbitrator, in each case, that would prevent, and/or be violated by, and/or under which there would be a default, termination and/or right of termination, as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by Bayer of this Agreement and the obligations contained herein and where such violation, default, termination and/or right of termination would have a material adverse effect on the ability of Bayer to perform its obligations hereunder.
          3.3.3 The execution, delivery and performance of this Agreement, and consummation of the transactions contemplated by this Agreement do not require any Governmental Approval. No consent of any Third Party (other than Governmental Approvals) was required to be obtained by Bayer for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
          3.3.4 To the Knowledge of Bayer, there is no action, suit, investigation and/or proceeding pending, and/or threatened before any court and/or arbitrator and/or any Governmental Authority which (1) could reasonably be expected to have a material adverse effect on Bayer’s ability to perform its obligations hereunder and/or (2) in any manner challenges and/or seeks to prevent and/or enjoin the transaction contemplated by this Agreement.
     3.4 Bayer Covenants. Bayer hereby covenants that:
          3.4.1 Bayer and its Affiliates shall not purport to sublicense any Third Party’s use of the Enabling Technology, Software, RR Technology and/or CMVP Technology without the prior written consent of Maxygen.
          3.4.2 During the applicable Exclusivity Period for each Maxygen Exclusive Protein, Bayer and its Affiliates shall not, and shall not license any Third Party to: (i) use the Enabling Technology and/or the Software to conduct Shuffling using genetic materials encoding such Maxygen Exclusive Protein (and/or any distinct portion and/or homolog and/or variant thereof) as starting materials, and/or develop, commercialize and/or otherwise exploit any Resulting Product from such Shuffling of a Maxygen Exclusive Protein, and/or (ii) use the Enabling Technology and/or the Software to Shuffle any other protein with the purpose of generating and/or creating a protein and/or polypeptide that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider to be a variant of the Maxygen Exclusive Protein or a material portion thereof (rather than as a variant of some other protein or material portion thereof), and/or develop, commercialize and/or otherwise exploit any Resulting Product from Shuffling conducted for such purpose.
          3.4.3 Until the expiration of the Enabling Patents in the Territory, on a patent-by-patent and country by country basis, Bayer shall not, and shall cause its Affiliates not to, practice the Enabling Technology in and/or for the Excluded Uses, and shall not develop, commercialize and/or otherwise exploit any Resulting Products in and/or for the Excluded Uses. Bayer acknowledges that practice of the Enabling Technology for Excluded Uses may result in damage to Maxygen and/or its Affiliates, which may include loss of license rights to Enabling Technology under Third Party Agreements and/or monetary damages.
          3.4.4 During the term of this Agreement, Bayer will not, and shall cause each of its Affiliates not to, sue Maxygen and/or its Affiliate for use (outside the Bayer Field) of the Enabling Technology (substantially as such Enabling Technology was practiced by Maxygen prior to the Closing Date) under any patents that issue to Bayer and/or its Affiliates after the Closing Date claiming any Bayer Improvement directed to the practice of the Enabling Technology per se (but excluding without limitation any patents directed to Program-Specific Technology and/or any specific Resulting Products).
          3.4.5 Bayer covenants that it and its Affiliates shall not, and shall not permit any Third Party to which Bayer and/or its Affiliate transfers any CMVP Materials and/or materials derived therefrom to, use the CMVP Materials and/or other materials derived therefrom for any use other than as research reagents. The covenant in this Section 3.4.5 shall not be construed to prohibit other uses by Bayer and/or its Affiliates of CMV promoter variants separately synthesized by Bayer and/or its Affiliates and/or Third Parties without use of the tangible CMVP Materials provided by Maxygen and/or its Affiliates and/or other tangible materials directly derived therefrom.
          3.4.6 Bayer acknowledges that certain Patent Rights, Know-How and Materials within the Licensed Technology have been and/or may be licensed to Maxygen and/or its Affiliates pursuant to the Third Party Agreement(s), and that the sublicenses granted by Maxygen and/or its Affiliates to Bayer with respect thereto are subordinate to the terms of any such Third Party Agreement. Bayer hereby covenants that Bayer and its Affiliates shall, for the lesser of the term of each Third Party Agreement and the term of this Agreement, comply with all restrictions and obligations set forth in the terms of each and any Third Party Agreement regarding the use of the Licensed Technology to which such Third Party Agreement relates, and all applicable restrictions (if any) with respect to Resulting Products; provided, however, it shall not be considered a breach of this covenant by Bayer to the extent any failure to comply by Bayer arises from Maxygen’s breach of its covenants in Section 3.2.2.
          3.4.7 Bayer shall comply, and shall ensure that its Affiliates licensed hereunder comply, with the applicable terms and conditions set forth on Schedule 3.4.7 with respect to certain Third Party Agreements. Bayer acknowledges that any breach of such restrictions and obligations under Third Party Agreements by Bayer and/or its Affiliates may result in damage to Maxygen and/or its Affiliates, which may include loss of license rights to such Licensed Technology and/or monetary damages.
     3.5 Disclaimer of Warranties. THE ENABLING TECHNOLOGY, LICENSED TECHNOLOGY, KNOW-HOW, MATERIALS AND SOFTWARE LICENSED HEREUNDER ARE PROVIDED AND LICENSED TO BAYER “AS IS.” EXCEPT AS SET FORTH EXPRESSLY IN THIS ARTICLE 3, EACH PARTY HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESSED AND/OR IMPLIED, STATUTORY AND/OR OTHERWISE, AND/OR ARISING FROM A COURSE OF DEALING AND/OR USAGE OF TRADE, WITH REGARD TO ANY AND/OR ALL OF THE LICENSED TECHNOLOGY (INCLUDING PATENT RIGHTS, KNOW-HOW AND MATERIALS WITHIN THE LICENSED TECHNOLOGY AND SOFTWARE) AND/OR RESULTS OBTAINED, AND/OR PRODUCTS, IF ANY, DEVELOPED, CREATED AND/OR PRODUCED IN WHOLE AND/OR PART THROUGH APPLICATION OF THE LICENSED TECHNOLOGY, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, OPERABILITY AND/OR INTEROPERABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT OF ANY

INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO THE USEFULNESS AND/OR COMMERCIAL SUCCESS OF ANY RESULTING PRODUCT AND/OR OTHER PRODUCT AND/OR THE ACHIEVEMENT OF DESIRED GOALS THROUGH USE OF THE LICENSED TECHNOLOGY.
     3.6 Bayer General Indemnity. Bayer agrees to protect, defend, indemnify and hold Maxygen and each of its Affiliates and their respective officers, directors, employees, agents, consultants and representatives (the “Maxygen Indemnified Parties”) harmless from and against, and to pay any and all Losses that any of the Maxygen Indemnified Parties may sustain and/or incur, in each case as a consequence of any Third Party’s (including, but not limited to, any of the officers, directors, employees, agents, consultants or representatives of Bayer and/or its Affiliates) claims and demands based on:
          3.6.1 any breach of the covenant set forth in Section 3.4.3; and/or
          3.6.2 Bayer’s and/or any of its Affiliates’ use, testing, operation, sale, manufacture and/or other exploitation of the Licensed Technology, any Resulting Products and/or other products and/or technology that Bayer and/or any of its Affiliates discovers, develops, creates, modifies and/or manufactures using any Licensed Technology, including the Resulting Products, except to the extent such Third Party claims are attributable to (i) actions where Maxygen indemnifies Bayer and its Affiliates under Section 3.7.1 and/or (ii) the gross negligence, recklessness and/or willful misconduct of Maxygen and/or any of its Affiliates.
     3.7 Maxygen General Indemnity. Maxygen agrees to protect, defend, indemnify and hold Bayer and each of its Affiliates and their respective officers, directors, employees, agents, consultants and representatives (the “Bayer Indemnified Parties”) harmless from and against, and to pay any and all Losses that any of the Bayer Indemnified Parties may sustain and/or incur, in each case as a consequence of any Third Party’s (including, but not limited to, any of the officers, directors, employees, agents, consultants or representatives of Maxygen and/or its Affiliates) claims and demands based on:
          3.7.1 claims (i) that any exclusive license under the Enabling Technology previously granted to such Third Party by Maxygen and/or its Affiliates prevents the grant of the license to Bayer under Enabling Technology for the Permitted Uses on the terms and conditions set forth herein and/or, (ii) with respect to Enabling Technology sublicensed to Bayer hereunder that is licensed to Maxygen and/or its Affiliates under the [****], that the Permitted Uses licensed to Bayer hereunder are outside of the field licensed to Maxygen under the [****]; and/or
          3.7.2 Maxygen’s and/or any of its Affiliates’ use, testing, operation, sale manufacture and/or other exploitation of the Licensed Technology, Resulting Products and/or

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other products and/or technology that Maxygen and/or any of its Affiliates discovers, develops, creates, modifies and/or manufactures using the Licensed Technology, including the Resulting Products, except to the extent such Third Party claims are attributable to (i) actions where Bayer indemnifies Maxygen and its Affiliates under Section 3.6.1 and/or (ii) the gross negligence, recklessness and/or willful misconduct of Bayer and/or any of its Affiliates.
     3.8 General Indemnity Procedure. The Party obligated to indemnify any of the Maxygen Indemnified Parties and/or any of the Bayer Indemnified Parties (as applicable, the “Indemnified Party”) under Sections 3.6 or 3.7, as appropriate, shall be known as the “Indemnifying Party.” The Parties shall use the following procedure for indemnification:
          3.8.1 An Indemnified Party will promptly notify the Indemnifying Party in writing of notice of any claims and/or the commencement of any action, if a claim in respect thereof is to be made against the Indemnifying Party under Sections 3.6 or 3.7, as appropriate. The Indemnified Party’s failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability to such Indemnified Party except to the extent any liability results from the failure to timely notify the Indemnifying Party. After receiving notice of said action, the Indemnifying Party is entitled to participate in the defense therein, and may elect to assume the defense thereof by promptly notifying the Indemnified Party in writing and by selecting counsel reasonably satisfactory to such Indemnified Party. After the Indemnified Party has received notice of the Indemnifying Party’s election to assume the defense of said action and has approved the Indemnifying Party’s counsel, the Indemnifying Party will not be liable to such Indemnified Party under Sections 3.6 or 3.7, as appropriate, for any legal and/or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) such Indemnified Party in any action has reasonably concluded that there may be legal defenses available to it that are different from and/or additional to those available to the Indemnifying Party, in which case such Indemnified Party shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of such Indemnified Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent such Indemnified Party within a reasonable time after notice of commencement of the action and/or (iii) the Indemnifying Party has authorized the employment of counsel for such Indemnified Party at the expense of the Indemnifying Party.
          3.8.2 The Indemnifying Party shall not make any admission of (and/or enter into any agreement which admits) wrongdoing on the part of the other Party and/or its Indemnified Parties, and/or the invalidity and/or unenforceability of any Patent Right and/or other intellectual property of the other Party, and/or settle any action covered by Sections 3.6 or 3.7, as appropriate, without first obtaining the consent of the Indemnified Party, which consent will not be unreasonably withheld.
          3.8.3 The Indemnifying Party’s indemnity obligations under Sections 3.5, 3.6, 3.7 and this Section 3.8 shall survive the termination of this Agreement, regardless of how this Agreement is terminated.
     3.9 Breach of Contract Claims Between the Parties. For avoidance of doubt, the provisions regarding indemnity set forth in Sections 3.6 and 3.7 shall not be construed to limit such remedies as may be available to either Party at law and/or equity for breach of this Agreement (including representations, warranties and covenants set forth herein) by the other Party.
     3.10 General Limitation. EXCEPT TO THE EXTENT THAT A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY UNDER SECTION 3.6 OR 3.7 AGAINST THIRD PARTY DAMAGES, NEITHER BAYER NOR MAXYGEN NOR ANY OF THEIR AFFILIATES WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY AND/OR OTHER LEGAL AND/OR EQUITABLE THEORY FOR (I) ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL AND/OR PUNITIVE DAMAGES AND/OR LOST PROFITS AND/OR REVENUES, AND/OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY AND/OR SERVICES.
ARTICLE 4
PROTECTION OF PROPERTY RIGHTS
     4.1 Licensed Technology. Subject to Section 3.2.1, except as stated in this Section 4.1, after the Closing Date, Maxygen shall have sole responsibility for deciding, in its sole discretion, on behalf of Maxygen and its Affiliates whether to file U.S., PCT and/or foreign patent applications, copyrights, the contents and subject matter of any such filing, whether (and in what manner) to continue prosecution of any patent applications and/or to maintain any patent application, patent and/or copyright, and/or whether (and in what manner) to defend any oppositions and interferences, reissues and/or reexaminations regarding the Licensed Technology. Maxygen shall use reasonable efforts to inform Bayer of any Patent Rights within the Licensed Technology issuing in the Territory after the Closing Date.
     4.2 Responsibility for Costs. As between the Parties, Maxygen shall be responsible for costs incurred by Maxygen and its Affiliates with respect to the activities described in Section 4.1, including all costs related to the filing, prosecution, maintenance, defending all oppositions and interferences, reissues and/or reexaminations of all patent applications, patents and copyrights related to the Licensed Technology.
     4.3 Maintain Confidentiality. Except to the extent a Party (“Recipient”) is permitted to disclose the other Party’s (“Owner”) Confidential Information under Sections 4.3(a) and (b) below, the Recipient shall use all reasonable efforts to maintain and assure the confidentiality of the Owner’s Confidential Information. The Recipient may only disclose the Owner’s Confidential Information to the extent Recipient is legally required to disclose such information under the terms of a valid and effective subpoena or order issued by a Governmental Authority; provided, that, Recipient uses reasonable efforts to: (1) promptly notify the Owner of the existence, terms and circumstances surrounding such a request, so that the Owner may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement; (2) provide the Owner full and complete cooperation to seek an appropriate order and/or remedy; (3) cooperate with the Owner in obtaining reliable assurances that confidential treatment will be accorded to the disclosed Confidential Information if disclosure of such Confidential Information is required; and (4) limit disclosure of the Confidential Information to only that part necessary to comply with the request. Any disclosure of Confidential Information as permitted in the foregoing sentence shall not alter the confidential nature of such Confidential Information for all other purposes.
          (a) Provided Bayer (or its Affiliate, as applicable) is otherwise entitled to engage in such activities under this Agreement, Bayer and its Affiliates may disclose Maxygen’s Licensed Confidential Information (as defined in the Technology Transfer Agreement) to (i) any of its Affiliates, consultants, outside contractors and clinical investigators on condition that such Persons agree: (A) to keep such Confidential Information confidential for at least the same time periods and to the same extent as Bayer is required to keep the Confidential Information confidential; and (B) to use such Confidential Information only for such purposes as Bayer is entitled hereunder to use such Confidential Information; (ii) Governmental Authorities to the extent that such disclosure is reasonably necessary to obtain patents; (iii) the extent such Confidential Information is inherently disclosed in a product that is marketed or sold; (iv) Governmental Authorities in connection with the manufacture, preclinical development, clinical development, and/or efforts to seek or maintain Governmental Approvals for, products (other than Maxygen Exclusive Proteins or products containing Maxygen Exclusive Proteins during the Exclusivity Period), provided that Bayer and/or its Affiliate uses commercially reasonable efforts, consistent with typical practice in the pharmaceutical industry, to secure confidential treatment thereof by such Governmental Authorities.
          (b) Provided Maxygen (or its Affiliate or sublicensee hereunder, as applicable), is otherwise entitled to engage in such activities under this Agreement, Maxygen and its Affiliates and sublicensees hereunder may disclose Bayer’s Licensed Confidential Information (as defined in the Technology Transfer Agreement) to (i) any of its Affiliates, consultants, outside contractors, or clinical investigators on condition that such Persons agree: (A) to keep such Confidential Information confidential for at least the same time periods and to the same extent as Maxygen is required to keep the Confidential Information confidential; and (B) to use such Confidential Information only for such purposes as Maxygen is entitled hereunder to use such Confidential Information; (ii) Governmental Authorities to the extent that such disclosure is reasonably necessary to obtain patents; (iii) the extent such Confidential Information is inherently disclosed in a product that is marketed or sold; (iv) Governmental Authorities in connection with the manufacture, preclinical development, clinical development, and/or efforts to seek or maintain Governmental Approvals for, products (other than Bayer Exclusive Proteins or products containing Bayer Exclusive Proteins during the Exclusivity Period), provided that Maxygen or its Affiliate or sublicensee uses commercially reasonable efforts, consistent with typical practice in the pharmaceutical industry, to secure confidential treatment thereof by such Governmental Authorities; and (v) facilitate the transfer of the Licensed Technology to Bayer.
     4.4 Patent Challenges. If Bayer and/or any of its Affiliates commences, and/or participates (unless (i) such participation is the result of a subpoena and/or court order requested by a Third Party or (ii) Bayer’s only participation is the result of Maxygen’s or its Affiliates’ or sublicensees’ specific request to participate or a subpoena and/or court order requested by Maxygen or its Affiliates or sublicensees) in, any challenge to the validity, enforceability and/or scope of any Patent Rights that are licensed to Bayer hereunder (a “Patent Challenge”) before any Governmental Authority with authority to determine the validity, enforceability and/or scope of such Patent Rights, and/or cause and/or request a review of the same by any such Governmental Authority, then Maxygen shall have the following termination rights:
          4.4.1 If the Patent Challenge is to the Enabling Technology that is licensed to Bayer hereunder, Maxygen shall be entitled to terminate this Agreement in its entirety. Such termination shall be effective within thirty (30) days after written notice by Maxygen to Bayer, unless Bayer, within such thirty (30) days, causes such Patent Challenge to terminate prior to any determination by the applicable Governmental Authority adverse to the Patent Rights and takes no other actions to facilitate such challenge; provided, however, that if any delay in such termination is caused by delay by Maxygen and/or its Affiliate in a Patent Challenge proceeding, such 30-day period shall be extended solely by the amount of delay caused by Maxygen and/or its Affiliate, and further provided that if termination of such the Patent Challenge requires dismissal and/or other action by the applicable Governmental Authority and Bayer has taken all actions necessary to cause such Patent Challenge to terminate prior to any determination by the applicable Governmental Authority adverse to the Patent Rights (and provided Bayer and/or its Affiliate has taken all appropriate actions to request such dismissal and/or other action), then such 30-day period shall be extended until the applicable Governmental Authority grants such dismissal and/or takes such other action to terminate the proceeding without making any determination adverse to the Patent Rights; provided, however, if the applicable Governmental Authority makes a determination not to dismiss such action Maxygen shall be entitled to terminate this Agreement in its entirety. Upon such a termination of this Agreement, the license to the Enabling Technology, RR Technology, CMVP Technology and Software shall terminate concurrently. For clarity, following such termination, Bayer and its Affiliates shall thereafter have no license to conduct Shuffling; provided, however, that Bayer and its Affiliates shall have the right to further research, develop and commercialize (without further practice of the Enabling Technology) Resulting Products generated in the course of their practice of Shuffling prior to termination of the license.
          4.4.2 If the Patent Challenge is to the RR Technology and/or CMVP Technology that is licensed to Bayer hereunder, Maxygen shall be entitled to terminate Bayer’s licenses and rights under this Agreement with respect to the RR Technology and/or CMVP Technology (whichever is subject to the Patent Challenge). Such termination shall be effective within thirty (30) days after written notice by Maxygen to Bayer, unless Bayer, within such thirty (30) days, causes such Patent Challenge to terminate prior to any determination by the applicable Governmental Authority adverse to the Patent Rights and takes no other actions to facilitate such challenge; provided, however, that if any delay in such termination is caused by delay by Maxygen and/or its Affiliate in a Patent Challenge proceeding, such 30-day period shall be extended solely by the amount of delay caused by Maxygen and/or its Affiliate, and further provided that if termination of such the Patent Challenge requires dismissal and/or other action by the applicable Governmental Authority and Bayer has taken all actions necessary to cause such Patent Challenge to terminate prior to any determination by the applicable Governmental Authority adverse to the Patent Rights (and provided Bayer and/or its Affiliate has taken all appropriate actions to request such dismissal and/or other action), then such 30-day period shall be extended until the applicable Governmental Authority grants such dismissal and/or takes such other action to terminate the proceeding without making any determination adverse to the Patent Rights; provided, however, if the applicable Governmental Authority makes a determination not to dismiss such action Maxygen shall be entitled to terminate the license under this Agreement with respect to the RR Technology and/or CMVP Technology, as applicable. Upon such a termination with respect to the RR Technology and/or the CMVP Technology, the license to the RR Technology and/or CMVP Technology, as applicable, shall terminate; provided, however, that with respect to all projects initiated prior to the termination, Bayer will retain its license with respect to continuing the research, development and commercialization of products in which the RR Technology and/or the CMVP Technology, as applicable, have been incorporated prior to such termination. For clarity, such continuing license shall not be construed to permit Bayer and/or its Affiliates to commence any new projects with the RR Technology and/or CMVP Technology, as the case may be, after such termination.
ARTICLE 5
IMPROVEMENTS
     5.1 Maxygen Improvements.
          5.1.1 Maxygen and its Affiliates shall be entitled to make improvements, modifications, enhancements and changes to the Enabling Technology (individually and/or collectively, the “Maxygen Improvements”). Maxygen and/or its Affiliates, as applicable, shall own the Maxygen Improvements and shall have no obligation to assign and/or license any Maxygen Improvements to Bayer.
          5.1.2 RR Technology, CMVP Technology and Software. Maxygen and any of its Affiliates shall be entitled to make improvements, modifications, enhancements and changes to the RR Technology, CMVP Technology and to make modifications, improvements, enhancements and/or derivative works from the Software (individually and/or collectively, the “Maxygen Other Improvements”). Maxygen and/or its Affiliates, as applicable, shall own the Maxygen Other Improvements. Maxygen agrees to grant and agrees to cause its Affiliates to grant, to Bayer a non-exclusive license, with the right to sublicense its Affiliates, under Patents Rights Controlled by Maxygen and/or any of its Affiliates claiming any Maxygen Other Improvement, for Permitted Uses, other than uses in the Maxygen Field, in the Territory according to the terms specified in Section 5.3.
     5.2 Bayer Improvements.
          5.2.1 Enabling Technology. Bayer and its Affiliates shall be entitled to make improvements, modifications, enhancements and changes to the Enabling Technology (individually and/or collectively, the “Bayer Improvements”). Bayer and/or its Affiliates, as applicable, shall own the Bayer Improvements and shall have no obligation to assign and/or license any Bayer Improvements to Maxygen and/or any of its Affiliates.
          5.2.2 RR Technology, CMVP Technology and Software. Bayer and its Affiliates shall be entitled to make improvements, modifications, enhancements and changes to the RR Technology, CMVP Technology and to make modifications, improvements, enhancements and/or derivative works from the Software (individually and/or collectively, the “Bayer Other Improvements”). Bayer and/or its Affiliates, as applicable, shall own the Bayer Other Improvements. Bayer agrees to grant and agrees to cause its Affiliates to grant, to Maxygen a non-exclusive license, with the right to sublicense, under Patents Rights owned and/or controlled by Bayer and/or any of its Affiliates claiming any Bayer Other Improvement, for any use in the Territory except for uses in the Bayer Field according to the terms specified in Section 5.3.
     5.3 Licensing Terms.
          5.3.1 For the period beginning on the Closing Date until the second anniversary of the Closing Date:
               (a) For any Maxygen Other Improvement for which a patent application and/or patent claims priority to a date during this period, Maxygen agrees to grant and agrees to cause its Affiliates to grant, and hereby grants, to Bayer a fully-paid, non-exclusive license, with the right to sublicense to its Affiliates, under Patents Rights Controlled by Maxygen and/or any of its Affiliates claiming such Maxygen Other Improvement, for any Permitted Use, other than uses in the Maxygen Field, in the Territory.
               (b) For any Bayer Other Improvement for which a patent application and/or patent claims priority to a date during this period, Bayer agrees to grant and agrees to cause its Affiliates to grant, and hereby grants, to Maxygen a fully-paid, non-exclusive license, with the right to sublicense, under Patents Rights owned and/or controlled by Bayer and/or any of its Affiliates claiming such Bayer Other Improvement, for any use in the Territory; provided Maxygen, its Affiliates, any licensees and sub-licensees shall not be entitled to use such Bayer Other Improvement in the Bayer Field.
          5.3.2 For the period beginning on the second anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date:
               (a) For any Maxygen Other Improvement for which a patent application and/or patent claims priority to a date during this period, the Parties agree to negotiate in good faith to reach commercially reasonable financial terms for a non-exclusive license to Bayer, with the right to sublicense to its Affiliates, under Patents Rights Controlled by Maxygen and/or any of its Affiliates claiming such Maxygen Other Improvement, for any Permitted Use, other than uses in the Maxygen Field, in the Territory; and
               (b) For any Bayer Other Improvement for which a patent application and/or patent claims priority to a date during this period, the Parties agree to negotiate in good faith to reach commercially reasonable financial terms for a non-exclusive license to Maxygen, with the right to sublicense, under Patents Rights owned and/or controlled by Bayer and/or any of its Affiliates claiming such Bayer Other Improvement, for any use in the Territory; provided, however, Maxygen shall not be entitled to use such Bayer Other Improvement in the Bayer Field.
               (c) If the Parties cannot reach agreement on the commercially reasonable financial terms for such a license under Sections 5.3.2(a) or 5.3.2(b) within ninety (90) days of written notice requesting a license, either Party can request a final, non-appealable, binding decision using “baseball type arbitration” by sending written notice of such request. The arbitration shall follow the procedure specified in Schedule 5.3.2(c). This arbitration procedure shall only be used to resolve disputes over the reasonable commercial licensing terms under this Section 5.3.2.
ARTICLE 6
TRANSITION SERVICES
     6.1 Maxygen Responsibilities.
          6.1.1 Maxygen shall, and shall cause its Affiliates to, collect, package and transfer to Bayer, in accordance with the Transition Plan, reasonable quantities of viable samples within the CMVP Materials and the RR Materials to Bayer at no cost to Bayer except for delivery transportation costs from facilities of Maxygen and/or its Affiliates to Bayer’s facility on a Bayer designated carrier.
          6.1.2 Maxygen shall, and shall cause its Affiliates to, provide to Bayer the fulltime employee equivalents listed in the transition plan attached hereto as Exhibit 6.1.2 (the “Transition Plan”) to conduct the activities set forth in the Transition Plan, each of which shall be appropriate to the task assigned to him or her, as described in the Transition Plan, until the earlier of (i) the six (6) month anniversary of the Closing Date (wherein said six (6) month period shall be divided into a five (5) month transition period and a one (1) month consultation period) and (ii) completion of the objectives set forth in the Transition Plan provided that, if any employee of Maxygen, Holdings and/or their Affiliates who is to provide Transition Services becomes an employee of Bayer and/or its Affiliates prior to the completion of the Transition Plan, (a) all obligations and/or objectives under the Transition Plan which such employee was to provide shall be deemed discharged and/or achieved as of the date such employee leaves the employment of Maxygen, as long as such employee still has reasonable access to the Maxygen facility during business hours during the period of the Transition Plan to the extent reasonably necessary to conduct those activities that such employee was scheduled to have conducted in the course of finishing the Transition Services and (b) such employee shall not be deemed to be an employee of Maxygen, Holdings and/or their Affiliates for the purposes of Section 6.2.1. Such Maxygen personnel shall be available to provide services on a part-time basis, as appropriate and/or necessary to facilitate the transfer of the Licensed Technology licensed and/or sublicensed hereunder according to the objectives of the Transition Plan (“Transition Services”). The Transition Services shall be performed by teleconference and videoconference when appropriate, and, for in-person services, at either (A) the Bayer Facility and/or another facility located not greater than fifty (50) miles from Maxygen’s principal business location and/or (B) any Maxygen facility, in each case as specified in the Transition Plan, in each case as appropriate and giving consideration to the amount of time required for such personnel to commute to the Bayer Facility.
          6.1.3 Maxygen will use its commercially reasonable efforts to complete the Transition Services in the Transition Plan as promptly as practicable following the Closing Date.
     6.2 Bayer Responsibilities.
          6.2.1 In consideration for Maxygen’s Transition Services, Bayer shall pay Maxygen, the following amounts upon the terms set forth below:

               (a) during the performance of the Transition Plan (the “Transition Period”) for the [****], a fee calculated based on an annual fee of $[****] per FTE;
               (b) for FTEs in performance of the Transition Plan [****], a fee calculated based on an annual fee of $[****] per FTE;
               (c) In addition, Bayer shall reimburse Maxygen for all out-of-pocket expenses reasonably incurred by Maxygen and/or its Affiliates in connection with the provision of the Transition Services, including reasonable travel expenses.
          6.2.2 Bayer will use its commercially reasonable efforts to utilize the Transition Services set forth in the Transition Plan as promptly as practicable following the Closing Date.
     6.3 Invoices. As promptly as practicable, but no later than forty-five (45) days after the end of each month, Maxygen will cause to be prepared and delivered to Bayer, at Maxygen’s expense, a “Transition Services Statement,” which will set forth in reasonable detail the Transition Services and the amount of fees and costs payable for such services rendered to Bayer for such month. The Transition Services Statement shall be final and binding on each of the Parties unless Bayer objects and delivers notice of disagreement to Maxygen within thirty (30) days after the delivery of the Transition Services Statement, which shall specify the item and/or items in dispute and state the amount, if any, of adjustment that Bayer believes should be made. In the event of a disagreement over the Transition Services Statement, the Parties shall attempt in good faith to resolve such dispute by negotiation between representatives who have the power to settle the disagreement, but if a final resolution thereof is not obtained within thirty (30) days of delivery of Bayer’s notice of disagreement, the Parties shall resolve such dispute by binding arbitration pursuant to Section 10.2. All undisputed fees shall be paid by Bayer to Maxygen within forty-five (45) days after delivery of the Transition Services Statement in which such fees are described; all disputed fees shall be paid by Bayer to Maxygen within five (5) days of resolution of the underlying dispute.
ARTICLE 7
INFRINGEMENT
     7.1 Third Party Infringement.
          7.1.1 Notice. If Bayer or any of its Affiliates receiving a license or sublicense to the Licensed Technology hereunder becomes aware of any actual or potential infringement of any Licensed Technology and/or misuse, misappropriation, theft and/or breach of confidence and/or other proprietary rights in the Licensed Technology, and/or if Maxygen and/or any of its Affiliates which own and/or Control the Enabling Technology becomes aware of any actual or potential infringement of any Enabling Technology in the Bayer Field during the applicable Exclusivity Period and/or misuse, misappropriation, theft and/or breach of confidence of other proprietary rights in the Enabling Technology in the Bayer Field during the applicable

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Exclusivity Period, and/or if either Party becomes aware of any declaratory judgment action and/or similar proceeding with respect to any Patent Rights within the Licensed Technology, then such Party shall promptly notify the other Party in writing of such actual or potential infringement, and/or misuse, misappropriation, theft and/or breach of confidence, and/or proceeding, providing an explanation of the basis of its conclusion. Upon request of either Party, the Parties shall discuss such actual or potential infringement misuse, misappropriation, theft and/or breach of confidence and/or other proprietary rights in the Licensed Technology, as well as whether and how to enforce the Licensed Technology with respect to such infringement misuse, misappropriation, theft and/or breach of confidence, and allocation of costs and expenses related thereto.
          7.1.2 Interest of Various Parties. Bayer hereby acknowledges that there are and will be multiple licensees of the Enabling Technology and that Maxygen has the responsibility to determine how to best enforce and defend the Patent Rights within the Enabling Technology for the benefit of all licensees, including Third Parties other than Bayer, and Bayer further acknowledges that such responsibility may affect Maxygen’s determination whether to enforce particular Patent Rights within the Enabling Technology in any particular instance. Bayer acknowledges that (i) certain Patent Rights within the Enabling Technology are and will be owned by Third Parties and, that in some cases, such Third Parties may retain and/or have retained the first right, and/or the sole right, to enforce such Patent Rights, and (ii) prior to the Execution Date, Maxygen has granted to Third Parties rights to conduct and/or participate in the enforcement and/or defense of Patent Rights within the Enabling Technology owned by Maxygen. Bayer acknowledges and agrees that the rights conveyed to Bayer under this Section 7.1.2 are subordinate to the rights of such Third Parties.
          7.1.3 Infringement in Bayer Field. For any infringement of the Patent Rights within the Enabling Patents, which infringement occurs solely in the Bayer Field during the Exclusivity Period for the applicable Bayer Exclusive Protein, Bayer shall have the right to request in writing that Maxygen and its Affiliates enforce the Patent Rights within the Enabling Patents against such infringement, describing Bayer’s information and knowledge with respect to such actual or suspected infringement. Upon receiving such a written request, Maxygen shall have ninety (90) days after receipt of such request to examine and evaluate the facts and circumstances regarding such infringement, as well as the interests of Maxygen and its Affiliates and Third Parties with respect to the Enabling Patents, and to determine in Maxygen’s discretion whether to institute suit and/or take other action to abate such infringement, at Maxygen’s expense. If Maxygen and/or its Affiliates does not institute suit and/or take other action to abate such infringement within such 90-day period, then Bayer may, at Bayer’s expense, institute suit to enforce the Enabling Patents against such infringement in the Bayer Field, if Bayer reasonably believes that such infringement involved the use of Enabling Patents during the Exclusivity Period solely for the applicable Bayer Exclusive Protein and would have an adverse impact in any material respect on Bayer’s exercise of its rights and/or practice of its license, subject to the consent of the owner of the applicable patents if these are not owned by Maxygen and/or its Affiliates, and subject to any rights granted to a Third Party prior to the Execution Date, and provided that Bayer shall provide notice to Maxygen in writing at least fifteen (15) days prior to taking any action to enforce, and/or threatening to enforce, such patent against such infringement. Any recoveries from such suit attributable to infringement of the Enabling Patents within the Bayer Field during the Exclusivity Period for the applicable Bayer Exclusive Protein shall first be used to reimburse the expenses of the Parties (including amounts paid by the Party controlling such action for the expenses of the other Party) with the remainder belonging (as between the Parties) (i) to Bayer to the extent attributable to infringement in the Bayer Field, and (ii) to Maxygen to the extent attributable to infringement, if any, outside the Bayer Field.
          7.1.4 Maxygen. Except as otherwise provided in Section 7.1.3 above, as between Maxygen and Bayer, Maxygen shall have the sole right, but not the obligation, to enforce and/or defend in any declaratory judgment and/or similar action, all Patent Rights within Enabling Technology. In connection with any action brought and/or defended by Maxygen and/or its Affiliates pursuant to this Section 7.1, all of the out-of-pocket costs and legal fees relative to such procedures shall be borne by Maxygen, and any recoveries from such suit shall (as between the Parties) belong exclusively to Maxygen.
          7.1.5 Cooperation. In connection with any such claim, suit and/or proceeding subject to Sections 7.1.3 or 7.1.4, the Parties shall reasonably cooperate with each other and shall keep each other reasonably informed of all material developments in connection with any such claim, suit and/or proceeding. At the request and expense of the Party initiating any such claim, suit and/or proceeding, the other Party agrees to join in any such claim, suit and/or proceeding in the event that the other Party is necessary and/or indispensable to such proceedings, and/or such joinder of such Party is otherwise required, by Applicable Law.
     7.2 Defense of Third Party Action. If a Third Party institutes any action to have any patent within the Patent Rights within the Enabling Technology held invalid, non-infringed and/or unenforceable, the Parties agree to discuss, in good faith with each other (and with the owner of the applicable Patent Rights if these are not owned by Maxygen and/or its Affiliates, and any Third Parties to whom Maxygen and/or its Affiliates has granted rights regarding enforcement and/or defense of such Patent Rights prior to the Closing Date), which Party (and/or Third Party) should control the defense of such action. All of the out-of-pocket costs and legal fees relative to such defense shall be shared as agreed by the Parties (and applicable Third Parties). If there is any recovery of out-of-pocket costs and legal fees, the recovery shall, unless otherwise agreed, be used to reimburse the Parties (and applicable Third Parties) according to the proportion of out-of-pocket costs and legal fees each Party (and/or applicable Third Party) paid, and the remaining recovery will be split according to the proportion of out-of-pocket costs and legal fees each Party (and/or applicable Third Party) paid. If the Parties cannot agree on which Party will prosecute a suit and/or the sharing of the costs, then as between the Parties, (i) Maxygen and its Affiliates shall have the right to determine whether and, if so, how to prosecute and/or defend such suit and will be entitled to name Bayer as a party in such suit if Bayer is a necessary and/or indispensable party, and (ii) Maxygen shall be responsible for all of the out-of-pocket costs and legal fees relative to such suit Maxygen and/or any of its Affiliates files, and any recoveries from such suit shall belong exclusively to Maxygen and its Affiliates.
     7.3 Settlement. No Party shall enter into an agreement to settle any action covered by this Article 7 which agreement would conflict with, and/or materially diminish, the rights granted to and/or retained by the other Party with respect to the Enabling Technology, nor enter into any such agreement which makes any admission of wrongdoing by the other Party and/or any admission of the invalidity, unenforceability and/or absence of infringement of any Patent

Rights licensed hereunder, in each case without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned and/or delayed.
ARTICLE 8
TERM AND TERMINATION
     8.1 Term of Agreement. Unless terminated under Section 4.4.1 or Section 8.4.1, this Agreement shall be irrevocable and perpetual.
     8.2 Expiration of Patent Rights. On the expiration of each patent within the Patent Rights within the Licensed Technology, on a patent-by-patent and country-by-country basis, the license set forth herein shall become a fully paid-up non-exclusive license with respect to practice of the applicable patent and related Know-How in the country where such patent is expired.
     8.3 Cooperation Following Certain Terminations of Third Party Agreements. In the event that the rights of Maxygen and its Affiliates under any Third Party Agreement are terminated by the Third Party for cause thereunder in a manner which would diminish the licenses to Bayer hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement, and provided that Bayer and its Affiliates are not in material breach of this Agreement, and/or of obligations with respect to the terms and conditions of such Third Party Agreement, then Maxygen shall, and shall cause each of its Affiliates to, use its reasonable efforts to cooperate with efforts of Bayer to assure that Bayer can maintain its sublicense to such Third Party Agreement.
     8.4 Breach. If either Party is in material breach of a provision of this Agreement it shall provide the other Party with written notice of such breach, specifying the actions and/or lack of actions concerning such breach. The breaching Party shall have [****] days to cure such breach if it is curable or if not curable within such [****] days shall take reasonable steps to cure such breach within such [****] days.
          8.4.1 Certain Breaches of Third Party Agreements. If such breach is a material breach with respect to the obligations under Third Party Agreements set forth in Schedule 3.4.7, then the following provisions of this Section 8.4.1, and any applicable obligations set forth in Schedule 3.4.7, shall apply:
               (a) Notice. In the event that Maxygen receives any written notice of breach, based on the activities of Bayer and/or any of its Affiliates, with respect to the obligations set forth in Schedule 3.4.7 under applicable Third Party Agreements, Maxygen shall promptly, but no later than [****] Business Days after receiving such notice, notify Bayer, and each Party shall provide such information as is reasonably available to it, and/or its Affiliates, regarding the breach and/or alleged breach (subject to confidentiality obligations to Third Parties), including the nature of the disputed activities conducted by Bayer and its Affiliates if

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Bayer asserts that it and its Affiliates are not in breach of the applicable Third Party Agreement (and/or, if applicable, the covenant set forth in Section 3.4.3). The Parties shall promptly confer and discuss the nature of the breach and/or alleged breach, and appropriate steps to cure such breach to avoid termination of the applicable Third Party Agreement.
               (b) Cooperation and Cure. Bayer and Maxygen shall each have the right to cure any such breach and/or alleged breach under the applicable Third Party Agreement in order to avoid termination of the Third Party Agreement. Maxygen and Bayer shall each use all reasonable efforts, as requested by the other Party, to cooperate to effect such cure, which cooperation shall be at Bayer’s expense to the extent the breach and/or alleged breach is attributable to action and/or inaction of Bayer and/or its Affiliate, and at Maxygen’s expense to the extent the breach and/or alleged breach is attributable to action and/or inaction of Maxygen and/or its Affiliate.
               (c) Termination. In the event that Bayer and/or any of its Affiliates has materially breached, and/or otherwise materially failed to comply with, the obligations set forth in Schedule 3.4.7, and provided that either (i) Maxygen has notified Bayer within [****] Business Days of Maxygen’s receipt of notice of breach or (ii) the applicable Third Party licensor has provided notice of such breach directly to Bayer, then if such material breach and/or material failure is not cured on or before the date [****] Business Days prior to the last day of Maxygen’s cure period under the applicable Third Party Agreement, Maxygen may terminate the sublicense to Bayer hereunder with respect to the applicable Third Party Agreement upon written notice to Bayer. Bayer shall notify Maxygen within [****] Business Days prior to the last day of Maxygen’s cure period under the applicable Third Party Agreement if Bayer believes it cannot cure such material breach and/or material failure on or before the date [****] Business Days prior to the last day of Maxygen’s cure period under the applicable Third Party Agreement. In the event that Maxygen’s and/or its Affiliates’ license and rights under the applicable Third Party Agreement is terminated in whole or part, Maxygen and/or its Affiliates shall not be liable to Bayer to the extent such termination is based upon Bayer’s and/or its Affiliate’s breach of, and/or failure to comply with, the obligations set forth in Schedule 3.4.7. Termination as set forth herein shall not preclude Maxygen from pursuing all rights and remedies it may have hereunder and/or at law and/or equity with respect to any breach of this Agreement; provided, however, for any breach under Sections 3.4.7 and/or 4.4.2, Maxygen shall not have the right to seek termination of any part of this Agreement above and beyond the termination rights specified in Sections 3.4.7 and/or 4.4.2 and/or Schedule 3.4.7, as applicable.
ARTICLE 9
GOVERNMENTAL COMPLIANCE
     9.1 Compliance with Applicable Law. Each Party warrants that it shall comply with any Applicable Laws related to the subject matter of this Agreement that are applicable to such Party.

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     9.2 Responsibility for Compliance. Each Party shall be, as to its own activities, responsible for compliance with Applicable Law with respect to any sale, manufacture and/or other use involving the Licensed Technology and/or Resulting Products it develops using the Licensed Technology, including any applicable export control laws.
     9.3 Costs. Except as otherwise provided in this Agreement and/or the Technology Transfer Agreement, each Party shall be responsible for any and all of its expenses, costs, fees, duties and/or taxes necessary to comply with Applicable Law.
ARTICLE 10
DISPUTE RESOLUTION
     10.1 Dispute Resolution. If a dispute arises out of and/or relates to this Agreement and/or its breach (the “Dispute”), the Parties agree to resolve the Dispute as follows:
          10.1.1 A Party shall submit written notice of the Dispute to the other Party and request negotiation;
          10.1.2 The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation between representatives, who have the power to settle the Dispute, which the Parties may appoint;
          10.1.3 If the Dispute has not been resolved within [****] days after a Party’s request for negotiation, either Party may request that the Dispute be submitted to a sole mediator selected by the Parties for a mandatory one (1) day, non-binding mediation; and
          10.1.4 If no agreement can be reached after good faith negotiation for [****] days after a Party’s request for negotiation, either Party may demand arbitration of any claim and/or dispute arising out of and/or related to a dispute regarding payments under ARTICLE 6 for Transition Services and/or any breach of Section 3.4.3, and each Party hereby waives, to the full extent legally permitted, any right to resolve any such claim, dispute, and/or controversy in a court of law and/or equity.
     10.2 Arbitration. Only a claim and/or dispute arising out of and/or related to a dispute regarding payments under ARTICLE 6 for Transition Services and/or any breach of Section 3.4.3 shall be finally settled by binding arbitration in Wilmington, Delaware, under the current commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect by three arbitrators. The Parties shall each nominate one arbitrator and the third arbitrator shall be selected by the two nominated arbitrators and be mutually agreeable to the Parties. In the event that within forty-five (45) days after the submission of any dispute to arbitration, the Parties cannot mutually agree on a third arbitrator, the AAA shall select a third arbitrator. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. Judgment on the

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award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators may award to the prevailing Party, if any, as determined by the arbitrators, all of its costs and fees, including AAA administrative fees, arbitrators fees, reasonable attorney’s fees, expert fees, witness fees, travel expenses and out-of-pocket expenses (including such expenses as copying, telephone, facsimile, postage and courier fees). The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as the arbitrators deem necessary to permit an equitable resolution of the dispute. The arbitrators shall not order and/or require discovery against either Party of a type and/or scope that is not permitted against the other Party. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original and/or a true copy thereof. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction and/or other interim and/or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgement of the powers of the arbitrator. The Parties agree to treat the proceedings of any arbitration conducted pursuant to this Section 10.2 as confidential and not to disclose to any Third Party that is not a party to such arbitration any information concerning and/or produced in connection with such arbitration except to the extent required by Applicable Law.
ARTICLE 11
PUBLICITY
     11.1 Publicity. Except as may be required by Applicable Law, stock exchange and/or regulatory authority, neither Party shall originate any publicity, news release and/or other public announcement, written or oral, relating to the confidential terms and/or conditions contained in this Agreement without the prior written approval of the other Party and agreement upon the nature and text of such announcement and/or disclosure, which approval shall not be unreasonably withheld, delayed and/or conditioned. The Parties agree to cooperate in jointly preparing and issuing such announcements in a timely manner. Once any press release has been made, each Party shall thereafter be entitled to make and/or publish any public statement consistent with the contents thereof.
ARTICLE 12
MISCELLANEOUS
     12.1 Patent Marking. Bayer agrees that it and its Affiliates, and their licensees for Resulting Products, shall mark all products and/or their containers that are made, used, and/or sold under the terms of this Agreement, in accordance with Applicable Law regarding patents.
     12.2 Registration of Licenses. Bayer agrees to register and give required notice concerning this Agreement, through itself and/or through its Affiliates, in each country where there exists a valid claim within the Patent Rights and an obligation under Applicable Law to so register and/or give notice and to pay all costs and legal fees connected therewith and shall otherwise comply with all Applicable Laws. Maxygen shall, and shall cause its Affiliates to, reasonably cooperate with Bayer to comply with the obligations under this Section 12.2 including executing any documents and taking additional actions as Bayer may reasonably request in connection therewith. If filing of a short form license setting forth the Patent Rights licensed and scope of the license is acceptable for filing, in lieu of this full Agreement, in any such country, the Parties agree to use reasonable efforts to cooperate to prepare such a short form license for such filing. In connection with the filing of this Agreement and/or any corresponding short form license, the Parties shall reasonably cooperate and use reasonable efforts to redact and/or remove confidential and/or sensitive information of either Party.
     12.3 Bankruptcy. The Parties agree that Section 11 U.S.C. § 365(n) of the Bankruptcy Code related to intellectual property licenses shall apply to the licenses herein in the event that Maxygen and/or its Affiliates becomes subject to a proceeding subject to the Bankruptcy Code.
     12.4 Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of Maxygen and Bayer, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit and/or remedy for any breach of this Agreement; and/or (iii) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), and/or as a defense, setoff and/or counterclaim to any action and/or claim brought and/or made by the Parties.
     12.5 Assignment.
          12.5.1 Except as otherwise provided in this Section 12.5, neither Party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          12.5.2 Maxygen may, without consent but upon fifteen (15) days prior written notice to Bayer, assign any and all rights and obligations under this Agreement to (a) any Affiliate of Maxygen or (b) any Third Party who agrees in writing to be bound by all the terms and obligations of this Agreement; provided that any such assignment would not cause termination of any Third Party Agreement.
          12.5.3 Bayer may, without consent but upon fifteen (15) days prior written notice to Maxygen, assign all of its rights and obligations under this Agreement, in their entirety, to (i) any Affiliate of Bayer or (ii) a Third Party that acquires all of the assets of Bayer and its Affiliates associated with this Agreement (which will not be required to include Resulting Products generated in the course of their practice of Shuffling prior to assignment of the license) as part of a transaction, provided that (A) the non-contingent consideration for such transaction required to be paid to Bayer or its Affiliates on or before the third anniversary after the closing of such transaction is at least [****] U.S. Dollars ($[****]) of [****] at closing of such transaction, determined using an annual discount rate of [****]%, in cash and/or fair market value of securities, (B) the Third Party assignee is capable of paying all such non-contingent consideration as it comes due, (C) such Third Party assignee is not in litigation with Maxygen regarding any part of the Enabling Technology at the time of the assignment, and (D) such Third

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Party agrees in writing to be bound by all the terms and obligations of this Agreement. In the event all or part of the consideration is a publicly-traded security, the fair market value shall be determined based on the [****] closing price of such security during the [****] Business Days immediately preceding the closing of such transaction. In the event that all or part of the consideration is a security that is not publicly traded, the fair market value of such security shall be determined, [****], based upon either (x) the most recent sales price of such security in a bona fide arm’s length transaction or (y) an independent third party valuation, which shall be provided to Maxygen. In the event of any assignment by Bayer pursuant to clause (ii) of this Section 12.5.3, Bayer shall not retain any of the licenses or rights conveyed to Bayer under this Agreement with respect to the Licensed Technology and shall cease practicing all Licensed Technology covered by unexpired, valid and enforceable Patent Rights within the Licensed Technology; provided, however, that Bayer and its Affiliates shall have the right to further research, develop and commercialize (without further practice of the Enabling Technology) Resulting Products generated in the course of their practice of Shuffling prior to assignment of the license.
     12.6 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, administrators, successors and permitted assigns of the Parties hereto.
     12.7 Choice of Law. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York. No conflict-of-laws rule and/or law that might refer such construction and interpretation to the laws of another state, republic, and/or country shall be considered. The application of the United Nations Conventions on Contracts for the International Sale of Goods dated 11 April 1980 shall be excluded.
     12.8 Venue. Any legal proceeding brought by a Party hereto against the other Party that relates to this Agreement, and/or the performance and/or breach hereof, shall be brought before a court (a federal court if federal jurisdiction exists) located in Wilmington, Delaware. Each Party hereby consents to the personal and subject matter jurisdiction of such courts.
     12.9 Independent Contractor Status. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party nor its employees shall be considered to be the agent, representative, master and/or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation and/or to give warranties and/or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint ventures, partnerships, fiduciary and/or other similar relationships between the Parties.
     12.10 Severability. All Parties hereby agree that neither Party intends to violate any Applicable Law and that if any word, sentence, paragraph and/or clause and/or combination thereof contained in this Agreement is found, by a court and/or executive body with judicial

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powers having jurisdiction over this Agreement and/or any of its Parties hereto, in a final unappealed order to be in violation of any Applicable Law in any country and/or community and/or association of countries, such words, sentences, paragraphs and/or clauses and/or combination shall be inoperative in such country and/or community and/or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto. In order that the objectives contemplated by the Parties when entering this Agreement may be realized as fully as possible, the Parties agree to negotiate in good faith to replace any provision hereof which is so held, in whole or part, to be in violation of Applicable Law with a valid and enforceable provision which most closely approximates the effect originally contemplated by the Parties, and to be bound by such mutually agreed replacement provision.
     12.11 Entire Agreement. The terms and conditions herein contained, including all the schedules hereto, and all the agreements referenced herein, executed contemporaneously herewith and/or contemplated by any of such agreements constitute the entire agreement between the Parties and supersede all previous communications whether oral or written between the Parties with respect to the subject matter hereof, and no previous agreement and/or understanding varying and/or extending the same shall be binding upon either Party.
     12.12 No Waiver. The Parties covenant and agree that if either Party fails and/or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement and/or if either Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure and/or neglect by either Party shall not be a waiver and/or be deemed and/or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, and/or as a waiver of any of the terms, covenants and/or conditions of this Agreement and/or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by either Party except by its written consent.
     12.13 Survival. The provisions, rights and obligations set forth in Articles 1, 10 and 11 and Sections 3.6, 3.7, 3.8, 3.9, 4.3, 8.2, 12.4, 12.6 thru 12.14, 12.16 and 12.18 thru 12.21, along with any other obligations that by their terms survive termination, shall survive the termination of this Agreement.
     12.14 Amendments. No amendment and/or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both Parties.
     12.15 Maxygen Employees. Until the date three (3) months after completion of the Transition Plan, Bayer and its Affiliates shall not solicit and/or hire any person who is an employee of Maxygen and/or its Affiliates without Maxygen’s prior written consent; provided, however, that if Maxygen assigns this Agreement to any Third Party, Bayer’s obligations hereunder shall terminate upon such assignment. Nothing in this Section 12.15 shall prohibit the foregoing activities with respect to any individual who has at the time of such activities been terminated by, and/or received written notice of termination from, Maxygen and/or its Affiliates and/or the placement of advertisements in newspapers and/or journals of general circulation not directed and/or targeted to any such individual and/or the hiring of persons responding (without other solicitation) to such advertisements.

     12.16 Notice. Any notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received (i) when personally delivered, or (ii) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, or (iii) as of the date received if sent by public overnight courier (e.g., Federal Express), or (iv) as otherwise agreed upon in writing by the Parties; and addressed as follows:

If for Maxygen:	If for Bayer:

Maxygen, Inc.	Bayer HealthCare LLC
515 Galveston Drive	800 Dwight Way
Redwood City, California 94063	Berkeley, CA 94710
U.S.A.	U.S.A.
Attn: Chief Executive Officer	Attn: Legal Department
Telephone: (650) 298-5300	Telephone: (510) 705-5388
Facsimile: (650) 364-2715	Facsimile: (510) 705-7904

With copy to:

Maxygen, Inc.	Fulbright & Jaworski L.L.P.
515 Galveston Drive	801 Pennsylvania Ave. NW
Redwood City, California 94063	Washington, D.C. 20004
U.S.A.	U.S.A.
Attn: General Counsel	Attn: Marilyn Mooney
Telephone: (650) 298-5300	Telephone: (202) 662-0200
Facsimile: (650) 298-5803	Facsimile: (202) 662-4643
     Either Party may change its official address upon written notice to the other Party.
     12.17 Further Assurances. At any time and/or from time-to-time on and after the Closing Date, either Party shall at the request of the other Party: (i) deliver to the requesting Party such records, data and/or other documents as a required under the provisions of this Agreement, (ii) execute, and deliver and/or cause to be delivered, all such consents, documents and/or further instruments of assignment, transfer and/or license as are required under the provisions of this Agreement, and (iii) take and/or cause to be taken all such actions, as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby in accordance with the terms and conditions set forth in this Agreement.
     12.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A Party’s signature may be transmitted by facsimile, thereby constituting a signed and delivered document.
     12.19 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

     12.20 Responsibility for Expenses. Except as otherwise provided for herein and/or in the Technology Transfer Agreement, each Party is responsible for its own expenses related to the execution and delivery of this Agreement.
     12.21 Informed Review. Each Party acknowledges that it and its counsel have received and reviewed this Agreement and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement and/or to any amendments, modifications, exhibits and/or attachments to this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below but effective as of the Closing Date.

BAYER HEALTCARE LLC		MAXYGEN, INC.

By:	/s/ Hans Bishop	By:	/s/ Russell J. Howard

Name:	Hans Bishop	Name:	Russell J. Howard

Title:	Executive Vice President	Title:	Chief Executive Officer

Date:	June 28, 2008 executed	Date:	June 27, 2008 executed

	July 1, 2008 delivered		July 1, 2008 delivered

Location:	New York	Location:	Redwood City, CA

The following schedules to the License Agreement have been omitted from this Exhibit 2.1.2. The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

Schedule 1.6	Bayer Exclusive Proteins

Schedule 1.16	CMVP Materials

Schedule 1.17	CMVP Patents

Schedule 1.23	Enabling Materials

Schedule 1.24	Enabling Patents

Schedule 1.27	Excluded Third Party Agreements

Schedule 1.28	Excluded Uses

Schedule 1.38	Knowledge

Schedule 1.43	MaxyBody

Schedule 1.45	Maxygen Exclusive Proteins

Schedule 1.63	RR Materials

Schedule 1.64	RR Patents

Schedule 1.67	Software

Schedule 1.73	Third Party Agreements

Schedule 2.1.4	Third Party Software Used By Maxygen

Schedule 2.3.4	U.S. Rights

Schedule 2.4.4	Third Party Rights

Schedule 3.1.3	Governmental Approvals and Third Party Consents

Schedule 3.1.4	Suits

Schedule 3.1.6	Third Party Agreements Provided to Bayer

Schedule 3.1.8	Consents

Schedule 3.1.10	Claims

Schedule 3.1.12	Suits

Schedule 3.2.1	Patent Rights Maintenance

Schedule 3.2.2	Third Party Agreement Licensors Approachable by Bayer

Schedule 3.4.7	Third Party Agreements terms and Conditions

Schedule 5.3.2(c)	Baseball Type Arbitration Procedure

Schedule 6.1.2	Transition Plan